Exhibit 10.4
AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT
This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement” or the “Amended and Restated Stockholders Agreement”), dated as of July 24, 2024 (the “Effective Date”), is entered into by and among comScore, Inc., a Delaware corporation (the “Company”), Charter Communications Holding Company, LLC, a Delaware limited liability company (the “Charter Stockholder”), Liberty Broadband Corporation, a Delaware corporation (the “Liberty Broadband Stockholder”), and Pine Investor, LLC, a Delaware limited liability company (the “Cerberus Stockholder,” and together with the Charter Stockholder and the Liberty Broadband Stockholder, the “Stockholders”).
WHEREAS, on January 7, 2021, (a) the Company and the Charter Stockholder entered into that certain Series B Convertible Preferred Stock Purchase Agreement (the “Charter Purchase Agreement”), (b) the Company and Qurate Retail, Inc., a Delaware corporation (together with its affiliates, “Qurate Stockholder”) entered into that certain Series B Convertible Preferred Stock Purchase Agreement, and on May 16, 2023, the Qurate Stockholder subsequently transferred its shares of Preferred Stock (as defined below) to Liberty Broadband (collectively, the “Liberty Broadband Purchase Agreement”), and (c) the Company and the Cerberus Stockholder entered into that certain Series B Convertible Preferred Stock Purchase Agreement (together with the Charter Purchase Agreement and the Liberty Broadband Purchase Agreement, the “Purchase Agreements”) relating to the issuance and sale of shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company (together with any such shares of Series B Convertible Preferred Stock issued as payment for accrued dividends in accordance with the Certificate of Designations (as defined herein) and the Additional Series B Shares (as defined below), the “Preferred Stock” and the transactions contemplated by the Purchase Agreements, the “Transactions”); and
WHEREAS, on March 10, 2021 (the “Closing Date”), pursuant to the Purchase Agreements, the Company, Charter Stockholder, Cerberus Stockholder and Qurate Stockholder entered into that certain Stockholders Agreement to set forth certain understandings among such parties, including with respect to certain matters related to their ownership of Preferred Stock (the “Stockholders Agreement”).
WHEREAS, on July 24, 2024, the Company and each of the Stockholders entered into a Subscription Agreement (collectively, the “Subscription Agreements”), relating to the issuance and sale of additional shares of Preferred Stock on the terms and subject to the conditions set forth in the Subscription Agreements (the “Additional Series B Issuance”, and such shares, the “Additional Series B Shares”).
WHEREAS, the Company and the Stockholders wish to enter into this Agreement in order to amend and restate the Stockholders Agreement in its entirety.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acquired EBITDA” means with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Company and its Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.
“Acquired Entity or Business” shall have the meaning set forth in the definition of “Consolidated EBITDA”.
“Activist Investor” means, as of any date, any Person (other than a Stockholder or any of its Affiliates, as of the date hereof) that has been identified on the most recent “SharkWatch 50” list, or any publicly disclosed Affiliate funds of such Person.
“Additional Common Stock” shall have the meaning set forth in Section 2.1(e)(iii).
“Additional Series B Issuance” shall have the meaning set forth in Recitals.
“Additional Series B Shares” shall have the meaning set forth in Recitals.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; provided, that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of any Stockholder or any of its Affiliates, (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Stockholder or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed Affiliates of such Stockholder, (iii) a Stockholder shall not be deemed an Affiliate of any other Stockholder solely as a result of their entry into the Transactions, the Stockholders Agreement, this Agreement or the transactions contemplated by the Subscription Agreements, (iv) Directors designated by any Stockholder shall not be deemed Affiliates of the Company or its Subsidiaries and (v) the Liberty Broadband Stockholder shall not be deemed an Affiliate of the Charter Stockholder, and vice versa.
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person or any of its Permitted Transferees (within the meaning of clauses (i) and (ii) of such defined term) is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, without regard to the requirement that the right to acquire the beneficial ownership of any securities must be exercisable within sixty (60) days (including assuming conversion of all shares of Preferred Stock, if any, owned by such Person to Common Stock).

“Agreement” shall have the meaning set forth in Preamble.
“Antitrust Approval” has the meaning set forth in Section 3.7.
“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transaction.
“as-converted basis” means, prior to the conversion of all outstanding shares of Preferred Stock into shares of Common Stock, with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock (at the conversion rate in effect on such date in accordance with the Certificate of Designations) are assumed to be outstanding as of such date and disregarding any other securities or derivatives that are convertible or exercisable into, or exchangeable for, any shares of Common Stock.
“Assigning Stockholder” shall have the meaning set forth in Section 6.11(b).
“Board” means the Board of Directors of the Company.
“business day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by law to be closed in New York, New York.
“Buying Stockholder” shall have the meaning set forth in Section 2.1(e).
“Bylaws” means the Amended and Restated Bylaws of the Company (as amended from time to time).
“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.
“Cash-settled Exchangeables” means bona fide sales of, or other transactions in, exchangeable notes, debentures or similar securities with respect to which Common Stock or Preferred Stock is the underlying security, which, by their terms, permit only cash settlement (and/or settlement with securities that are not Common Stock or Preferred Stock) of the Stockholder’s obligations thereunder and any bond hedge and warrant transactions or other call spread overlays or capped call transactions relating to such Cash-settled Exchangeables which, by their terms, permit only cash settlement (and/or settlement with securities that are not Common Stock or Preferred Stock) of the Stockholder’s obligations thereunder.
“Cerberus Director” means any director of the Company designated or nominated by the Cerberus Stockholder in accordance with Section 2.1.
“Cerberus Stockholder” shall have the meaning set forth in Preamble.
“Certificate of Designations” means that certain Certificate of Designations relating to the Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (as amended from time to time).
“Change of Control” shall have the meaning set forth in the Certificate of Designations.
“Charter Commercial Agreements” means, collectively, the Data License Agreement and Service Order, in each case entered into between Charter Communications Operating, LLC and the Company as of March 10, 2021.
“Charter Director” means any director of the Company designated or nominated by the Charter Stockholder in accordance with Section 2.1.
“Charter Purchase Agreement” shall have the meaning set forth in Recitals.
“Charter Stockholder” shall have the meaning set forth in Preamble.
“Chosen Courts” shall have the meaning set forth in Section 6.8(a).
“Closing Date” shall have the meaning set forth in Preamble.
“Common Stock” means the common stock, par value $0.001 per share, of the Company, including any shares of Common Stock issued as payment for accrued dividends in accordance with the Certificate of Designations.
“Company” shall have the meaning set forth in Preamble.
“Consolidated EBITDA” means, as determined on a consolidated basis for the Company and its Subsidiaries for any period,
(a) the Consolidated Net Income for such period,
plus
(b) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income for such period (or, as applicable, to the extent not already included in Consolidated Net Income), the sum (without duplication) of the following amounts for such period:
(1) total interest expense (including amortization, write-down or write-off of deferred financing cost and original issue discount) and, to the extent not reflected in such total interest expense, any losses on swap obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such swap obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,
(2) provision for taxes based on income, profits or capital gains, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds),
(3) depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs),
(4) non-cash losses, expenses or charges (excluding any non-cash charges which consists of or requires an accrual of, or reserve for, potential cash charges in any future period), including, without limitation, non-cash adjustments resulting from the application of purchase accounting and non-cash impairment of good will and other long-term intangible assets,
(5) extraordinary losses in accordance with GAAP,
(6) unusual or non-recurring charges (including litigation and investigation-related costs and expenses, costs associated with tax projects/audits and professional, consulting or other fees),
(7) restructuring charges, accruals or reserves,
(8) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),
(9) the amount of any net losses from discontinued operations in accordance with GAAP,
(10) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition or any sale, conveyance, transfer or other disposition of assets, to the extent actually reimbursed, or, so long as the Company has received notification from the applicable carrier that it intends to indemnify or reimburse such expenses, charges or losses and that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), such expenses, charges or losses,
(11) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty event or business interruption,
(12) fees, costs (including, for the avoidance of doubt, any retention or other transaction-related compensation costs and any employer taxes related thereto) and expenses incurred in connection with the transactions contemplated by the Purchase Agreements and related documents, the Stockholders Agreement, this Agreement and the Subscription Agreements,
(13) any fees, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, incurrence, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (including with respect to any Debt Financing) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, less
(c) without duplication and to the extent included in arriving at such Consolidated Net Income (or, as applicable, to the extent not already included in Consolidated Net Income), the sum of the following amounts for such period:
(1) extraordinary gains in accordance with GAAP and unusual or non-recurring gains,
(2) non-cash gains,
(3) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business), and
(4) the amount of any net income from discontinued operations in accordance with GAAP;

provided that, to the extent included in Consolidated Net Income,
(A) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Subsidiary of the Company during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, and not subsequently so disposed of, an “Acquired Entity or Business”), in each case based on the Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis as if such acquisition occurred on the first day of such period,
(B) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Subsidiary of the Company during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), in each case based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis as if such disposition occurred on the first day of such period; and
(C) there shall be excluded in determining Consolidated EBITDA for any period the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income.
“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Net Debt” means, as at any date of determination, (a) Indebtedness of the Company and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of all cash and cash equivalents of the Company or any of its Subsidiaries as of such date that would not appear as “restricted” on a consolidated balance sheet of the Company and its Subsidiaries.
“Debt Financing” shall have the meaning set forth in Section 3.5(a).
“DGCL” means the Delaware General Corporation Law (as amended, supplemented or restated from time to time).
“Directors” means the Charter Directors, the Liberty Broadband Directors or the Cerberus Directors, as the context may require.
“Disposed EBITDA” means with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Company and its Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.
“Distribution Transaction” means any transaction pursuant to which the equity interests of the Qualified Distribution Transferee are distributed (whether by redemption, dividend, share distribution, merger or otherwise) to all the holders of one or more classes or series of the common stock of the Liberty Broadband Stockholder (or the applicable parent company of the Liberty Broadband Stockholder), which classes or series of common stock are registered under Section 12(b) or 12(g) of the Exchange Act (all the holders of one or more such classes or series, “Parent Company Holders”), on a pro rata basis with respect to each such class or series, or such equity interests of the Qualified Distribution Transferee are made available to be acquired by Parent Company Holders (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to Parent Company Holders), on a pro rata basis with respect to each such class or series, whether voluntary or involuntary.
“Equity Linked Financing” means bona fide option, forward, swap or other derivative transactions with linked financing of Preferred Stock, including shares of Common Stock issued or issuable upon conversion of such shares of Preferred Stock or issued as payment for accrued dividends on Preferred Stock in accordance with the Certificate of Designations, which, by their terms, require cash settlement of the Stockholder’s obligations thereunder, and, if applicable, stock loans of Preferred Stock or Common Stock beneficially owned by a Stockholder or its Affiliates in support of such a transaction.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Securities” means (i) shares of Common Stock or options or rights to purchase such shares, in each case issued to directors, officers, employees or consultants pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries and approved by the Board, or a committee thereof, or any employee agreements or arrangements or programs approved by the Board, or a committee thereof, including, without limitation, the Company’s 2018 Equity and Incentive Compensation Plan, the Company’s 2007 Equity Incentive Plan, the Rentrak Corporation Amended and Restated 2005 Stock Incentive Plan, the Rentrak Corporation 2011 Stock Incentive Plan, (ii) shares of Common Stock issued or issuable upon conversion of the Preferred Stock in accordance with the terms hereof or the Certificate of Designations, (iii) shares of Common Stock issued as consideration for the acquisition of another entity by the Company by merger, purchase of substantially all of the assets or other reorganization or a bona fide joint venture agreement, (iv) shares of Common Stock issued or issuable to third party banks or financial institutions engaged in the business of making loans pursuant to a bona fide debt financing transaction on market terms up to an aggregate maximum, together with any shares issued or issuable under clause (v) of this definition, of 3,500,000 shares of Common Stock (as equitably adjusted for any stock split, reverse stock split, combination, recapitalization or similar event with respect to the Common Stock occurring subsequent to the Closing Date), (v) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or similar strategic partnerships up to an aggregate maximum, together with any shares issued or issuable under clause (iv) of this definition, of 3,500,000 shares of Common Stock (as equitably adjusted for any stock split, reverse stock split, combination, recapitalization or similar event with respect to the Common Stock occurring subsequent to the Closing Date), (vi) rights, options or warrants to acquire shares of Capital Stock issued in connection with any stockholder rights plan approved by the Board, and (vii) Capital Stock (including any shares of Preferred Stock or Common Stock) issued pursuant to any dividend, split, combination or other reclassification (including pursuant to the Certificate of Designations) or pursuant to the Additional Series B Issuance.
“Excluded Sponsor Parties” shall have the meaning set forth in Section 6.17.
“Excluded Transfer” means any of the following Transfers: (i) Transfers to a Permitted Transferee, (ii) Transfers in connection with a change of control of a Stockholder, (iii) Transfer or issuances of any limited partnership interests or other equity interests in a Stockholder (or any direct or indirect parent entity of such Stockholder, including any affiliated investment fund, co-investment vehicle or aggregator (or equivalent)) (provided that any transferor or transferee thereof shall be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer), (iv) Transfers in the event of a liquidation, merger, consolidation, stock exchange, business combination, tender offer or other similar transaction which results in all holders of the Company’s Voting Stock having the right to exchange their Voting Stock for cash, securities or other property (including, for the avoidance of doubt, any tender offer or exchange offer that is for less than all of the outstanding shares of Common Stock of the Company), to the extent the applicable transaction is approved by the Board, (v) Transfers in connection with a Permitted Loan (and any foreclosure by such financial institution or Transfer to such financial institution in lieu of foreclosure and subsequent sale of the securities), as long as such financial institution agrees with the relevant Stockholder (with the Company as an express third party beneficiary of such agreement) that following such foreclosure or in connection with such Transfer it shall not directly or indirectly Transfer (other than pursuant to a broadly distributed offering or a sale effected through a broker-dealer) such foreclosed or Transferred, as the case may be, Lock-Up Shares to an Industry Person, Activist Investor or Restricted Person without the Company’s consent (such agreement by the relevant financial institution, the “Foreclosure Limitations”) (it being understood that a list of Industry Persons, Activist Investors and Restricted Persons shall be set forth in any issuer agreement entered into at the time of the Permitted Loan or as otherwise agreed between the Company, the relevant Stockholder and/or the relevant financial institution(s), as the case may be). Subject to the Foreclosure Limitations, nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon, or accept a Transfer in lieu of foreclosure, and sell, dispose of or otherwise Transfer the Preferred Stock and/or shares of Common Stock issued upon conversion of Preferred Stock or as payment for accrued dividends on Preferred Stock in accordance with the Certificate of Designations (including shares of Common Stock received upon conversion or redemption of the Preferred Stock following foreclosure or Transfer in lieu of foreclosure on a Permitted Loan) mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. Subject to the preceding provisions of clause (v), in the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any Affiliate of the foregoing exercises any rights or remedies in respect of the Preferred Stock or the shares of Common Stock issuable or issued upon conversion of the Preferred Stock or as payment for accrued dividends on Preferred Stock in accordance with the Certificate of Designations or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or Affiliate of any of the foregoing (other than, for the avoidance of doubt, a Stockholder or its Affiliates) shall be entitled to any rights or have any obligations or be subject to any Transfer restrictions or limitations hereunder except and to the extent for those expressly provided for in this Agreement, or (vi) a Distribution Transaction.
“Fully Participating Stockholder” shall have the meaning set forth in Section 4.2(a).
“Governmental Authority” means any government, political subdivision, governmental, administrative or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign, supranational or multinational.
“Hedge” means to make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any Lock-Up Shares, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, or enter into any derivative transactions with linked financing, with respect to any Lock-Up Shares.
“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (with the amount of such indebtedness, in the case where the Person has not assumed or become liable for the payment of such indebtedness, equal to the lesser of (x) the outstanding principal amount of such indebtedness and (y) the fair market value of the assets securing such indebtedness) and (viii) all contingent obligations in respect of indebtedness of others of the kinds referred to in clauses (i) through (vii) above.
“Independent Director” shall have the meaning set forth in Section 2.1(l).
“Industry Person” means the Persons set forth on Schedule 1 attached hereto.
“Initial Preferred Stock Ownership” means, with respect to each of the Stockholders, the number of shares of Preferred Stock (or Common Stock issued or issuable in respect of such Preferred Stock) held by such Stockholder as of the Closing Date after giving effect to the Transactions, in each case as equitably adjusted for any stock split, reverse stock split, combination, recapitalization or similar event with respect to the Preferred Stock or Common Stock, as applicable, occurring subsequent to the Closing Date.
“Issuer Agreement” shall have the meaning set forth in Section 6.16.
“Junior Stock” shall have the meaning set forth in the Certificate of Designations.
“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational law, act, statute, constitution, common law, ordinance, code, decree, writ, order, judgment, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, investigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator or other tribunal.
“Leverage Ratio” means on any date of determination, the ratio of (x) Consolidated Total Net Debt on such date to (y) LTM Adjusted EBITDA. Each calculation of the Leverage Ratio hereunder shall be made on a Pro Forma Basis.
“Liberty Broadband Director” means any director of the Company designated or nominated by the Liberty Broadband Stockholder in accordance with Section 2.1.
“Liberty Broadband Purchase Agreement” shall have the meaning set forth in Recitals.
“Liberty Broadband Stockholder” shall have the meaning set forth in Preamble.

“LTM Adjusted EBITDA” means Consolidated EBITDA for the period of four fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements are internally available.
“Marketed Amount” shall have the meaning set forth in Section 3.3(b)(ii).
“Marketed Transfer” shall have the meaning set forth in Section 3.1(a).
“Marketing Notice” shall have the meaning set forth in Section 3.3(b)(ii).
“Marketing Terms” shall have the meaning set forth in Section 3.3(b)(ii).
“Minimum Patent Terms” shall have the meaning set forth in Section 6.1(b)(i).
“Minimum Terms” shall have the meaning set forth in Section 3.3(a)(i).
“Non-Transferring Stockholder” shall have the meaning set forth in Section 3.3(a)(i).
“Observers” shall have the meaning set forth in Section 2.3(a).
“Offeree” shall have the meaning set forth in Section 4.2(a).
“Parity Stock” shall have the meaning set forth in the Certificate of Designations.
“Participating Stockholders” shall have the meaning set forth in Section 4.2(a).
“Patent ROFO Notice” shall have the meaning set forth in Section 6.1(a)(i).
“Patent ROFR Notice” shall have the meaning set forth in Section 6.1(b)(i).
“Patents” shall have the meaning set forth in Section 6.1(a).
“Permitted Loan” means a total return swap or bona fide loan (including a purpose (margin) or non purpose loan) or other financing arrangement, in each case entered into with a nationally recognized financial institution, including a pledge to such a financial institution to secure such financing.
“Permitted Transferees” means (i) any Affiliate of a Stockholder, including an affiliated investment fund, co-investment vehicle or aggregator vehicle (or equivalent) controlled, managed or advised by such Stockholder or an Affiliate of such Stockholder and (ii) transferees pursuant to Transfers by virtue of laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity.
“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
“Preemptive Percentage” shall have the meaning set forth in Section 4.2(a).
“Preferred Stock” shall have the meaning set forth in Recitals.

“Pro Forma Basis” means, with respect to any determination of Consolidated EBITDA or the Leverage Ratio hereunder, that the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such determination: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such specified transaction, (b) any retirement or repayment of Indebtedness, (c) any Indebtedness incurred, acquired or assumed by the Company or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (d) such calculation shall be made without regard to the netting of any cash proceeds of Indebtedness incurred by the Company or any of its Subsidiaries in connection with such transaction (but without limiting the pro forma effect of any use of proceeds of such cash proceeds (including the prepayment of Indebtedness with such cash proceeds)).
“Pro Rata Dividend” shall have the meaning set forth in Section 3.5(a).
“Purchase Agreements” shall have the meaning set forth in Recitals.
“Qualified Distribution Transferee” means any Person that meets the following conditions: (a) such Person beneficially owns all or substantially all the Voting Stock of the Company owned by the Liberty Broadband Stockholder or such Person directly or indirectly owns a majority of the equity interests of such Person, (b) at the time of any transfer to it of Voting Stock, it is an Affiliate of the Liberty Broadband Stockholder and (c) prior to such transfer, it executes and delivers to the Company a written agreement reasonably satisfactory to the Company to be bound by and entitled to the benefits of this Agreement, prospectively, as contemplated by Section 3.6.
“Qualified Stockholders” means any Stockholder that holds Preferred Stock (or Common Stock issued upon conversion of Preferred Stock) who is an “accredited investor” (within the meaning of Rule 501(a) promulgated by the Securities and Exchange Commission).
“Qurate Stockholder” shall have the meaning set forth in Recitals.
“Related Party Transaction” means any transaction between the Company or any of its Subsidiaries, on the one hand, and any Stockholder or any Person that is known by the Company to be an Affiliate of such Stockholder (excluding the Company or any of its Subsidiaries), on the other hand, except for (i) any Transfer or issuance of Capital Stock in accordance with Article III or Section 4.2 or (ii) (A) any transaction, agreement or arrangement entered into pursuant to the Purchase Agreements, (B) the Charter Commercial Agreements or any other transaction, agreement or arrangement expressly contemplated by the Purchase Agreements, the Stockholders Agreement, this Agreement, the Charter Commercial Agreements or the Subscription Agreements and (C) any renewal or extension of any such transaction, agreement or arrangement pursuant to and in accordance with its terms (but expressly excluding any amendment, modification or supplement thereto).
“Restricted Person” means the Persons set forth on Schedule 2 attached hereto.
“Right of First Refusal” shall have the meaning set forth in Section 3.3.
“ROFR Amount” shall have the meaning set forth in Section 3.3(a)(i).
“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Selling Stockholder” shall have the meaning set forth in Section 2.1(e)(i).
“Senior Stock” shall have the meaning set forth in the Certificate of Designations.
“Settlement” means that certain order of the U.S. District Court, Southern District of New York, dated February 23, 2018, related to the settlement of shareholder derivative litigation against the Company.
“Sold Entity or Business” shall have the meaning set forth in the definition of “Consolidated EBITDA”.
“Special Dividend” shall have the meaning set forth in Section 3.5(a).
“Sponsor” shall have the meaning set forth in Section 6.17.
“Stockholders” shall have the meaning set forth in Preamble; provided that “Stockholder” shall also mean, if any such Person shall have Transferred any of its shares of Preferred Stock or Common Stock to any of its Permitted Transferees (or any Permitted Transferee has acquired any Capital Stock pursuant to Section 3.3(e) or Section 4.2(g)), such Person and its Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of such Person may be taken at the election of such Person and its Permitted Transferees.
“Stockholders Agreement” shall have the meaning set forth in Recitals.
“Subject Patent Transaction” shall have the meaning set forth in Section 6.1(b).
“Subject Transaction” shall have the meaning set forth in Section 3.3(a).
“Subscription Agreements” shall have the meaning set forth in Recitals.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director, managing member or general (or equivalent) partner of such partnership, association or other business entity.
“Transactions” shall have the meaning set forth in Recitals.
“Transfer” means, collectively, (i) transfer, sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of any shares of Preferred Stock held by a Stockholder, including any shares of Common Stock issued or issuable upon conversion of such shares of Preferred Stock or as payment for accrued dividends on such shares of Preferred Stock in accordance with the Certificate of Designations (“Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of, or Hedge, such Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, or otherwise, other than any entry into a cash-settled Hedge, and (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).
“Transfer Notice” shall have the meaning set forth in Section 3.3(a)(i).
“Transferring Stockholder” shall have the meaning set forth in Section 3.3(a)(i).
“Voting Stock” means (i) with respect to the Company, the Common Stock, the Preferred Stock (subject to the limitations set forth herein) and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

ARTICLE II
GOVERNANCE AND VOTING MATTERS
Section 2.1    Designees.
(a)    As of the date hereof, the Charter Directors are David Kline and Jeff Murphy, the Cerberus Directors are Nana Banerjee and Itzhak Fisher, and the Liberty Broadband Directors are Marty Patterson and Brian Wendling.
(b)    Until the earlier of such time as the Charter Stockholder (i) beneficially owns a number of shares of Preferred Stock (excluding any such shares of Preferred Stock issued (A) as payment for accrued dividends in accordance with the Certificate of Designations or (B) pursuant to the Additional Series B Issuance) representing less than 50% of its Initial Preferred Stock Ownership as a result of the Charter Stockholder’s Transfer (as defined below) of such shares of Preferred Stock to the Liberty Broadband Stockholder or the Cerberus Stockholder (and not as a result of the conversion of such shares to shares of Common Stock) or (ii) beneficially owns Voting Stock representing less than 10% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to nominate for election at each annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Charter Stockholder that, if elected, would result in two (2) Charter Directors serving on the Board and shall support the Charter Directors for election in a manner no less rigorous and favorable than the manner in which the Company supports the other nominees, and, if any such individual is not so elected, cause such individual to be promptly appointed as a director. Following the occurrence of one of the events specified in clause (i) or (ii) of the immediately preceding sentence and until such time as the Charter Stockholder beneficially owns Voting Stock representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Charter Stockholder that, if elected, would result in one (1) Charter Director serving on the Board and shall support the Charter Director for election in a manner no less rigorous and favorable than the manner in which the Company supports the other nominees, and, if such individual is not so elected, cause such individual to be promptly appointed by the Board as a director.
(c)    Until the earlier of such time as the Liberty Broadband Stockholder (i) beneficially owns a number of shares of Preferred Stock (excluding any such shares of Preferred Stock issued (A) as payment for accrued dividends in accordance with the Certificate of Designations or (B) pursuant to the Additional Series B Issuance) representing less than 50% of its Initial Preferred Stock Ownership as a result of the Liberty Broadband Stockholder’s Transfer of such shares of Preferred Stock to the Charter Stockholder or the Cerberus Stockholder (and not as a result of the conversion of such shares to shares of Common Stock) or (ii) beneficially owns Voting Stock representing less than 10% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to nominate for election at each annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Liberty Broadband Stockholder that, if elected, would result in two (2) Liberty Broadband Directors serving on the Board and shall support the Liberty Broadband Directors for election in a manner no less rigorous and favorable than the manner in which the Company supports the other nominees, and, if any such individual is not so elected, cause such individual to be promptly appointed as a director. Following the occurrence of one of the events specified in clause (i) or (ii) of the immediately preceding sentence and until such time as the Liberty Broadband Stockholder beneficially owns Voting Stock representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Liberty Broadband Stockholder that, if elected, would result in one (1) Liberty Broadband Director serving on the Board and shall support the Liberty Broadband Director for election in a manner no less rigorous and favorable than the manner in which the Company supports the other nominees, and, if such individual is not so elected, cause such individual to be promptly appointed by the Board as a director.
(d)    Until the earlier of such time as the Cerberus Stockholder (i) beneficially owns a number of shares of Preferred Stock (excluding any such shares of Preferred Stock issued (A) as payment for accrued dividends in accordance with the Certificate of Designations or (B) pursuant to the Additional Series B Issuance) representing less than 50% of its Initial Preferred Stock Ownership as a result of the Cerberus Stockholder’s Transfer of such shares of Preferred Stock to the Charter Stockholder or the Liberty Broadband Stockholder (and not as a result of the conversion of such shares to shares of Common Stock) or (ii) beneficially owns Voting Stock representing less than 10% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to nominate for election at each annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Cerberus Stockholder that, if elected, would result in two (2) Cerberus Directors serving on the Board and shall support the Cerberus Directors for election in a manner no less rigorous and favorable than the manner in which the Company supports the other nominees, and, if any such individual is not so elected, cause such individual to be promptly appointed as a director. Following the occurrence of one of the events specified in clause (i) or (ii) of the immediately preceding sentence and until such time as the Cerberus Stockholder beneficially owns Voting Stock representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Charter Stockholder that, if elected, would result in one (1) Cerberus Director serving on the Board and shall support the Cerberus Director for election in a manner no less rigorous and favorable than the manner in which the Company supports the other nominees, and, if such individual is not so elected, cause such individual to be promptly appointed by the Board as a director.
(e)    Notwithstanding the foregoing, if any Stockholder (the “Buying Stockholder”) acquires:
(i)    a number of shares of Preferred Stock (excluding any such shares of Preferred Stock issued (A) as payment for accrued dividends in accordance with the Certificate of Designations or (B) pursuant to the Additional Series B Issuance) equal to at least 50% (but less than 100%) of one of the other Stockholder’s (the “Selling Stockholder”) Initial Preferred Stock Ownership (including pursuant to the exercise of a Right of First Refusal), the Selling Stockholder shall cause one (1) of the Directors designated by the Selling Stockholder to resign from the Board immediately upon the closing of such acquisition, and the Company shall, as promptly as is reasonably practicable, take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint one (1) additional Person designated by the Buying Stockholder to fill such newly created vacancy and thereafter, until such time as the Buying Stockholder beneficially owns a number of shares of Voting Stock (disregarding the shares of Voting Stock beneficially owned by the Buying Stockholder immediately prior to such transaction) representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to nominate for election at each annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Buying Stockholder that, if elected, would result in one (1) additional Director designated by the Buying Stockholder serving on the Board and, if any such individual is not so elected, cause such individual to be promptly appointed as a director; or
(ii)    a number of shares of Preferred Stock (excluding any such shares of Preferred Stock issued (A) as payment for accrued dividends in accordance with the Certificate of Designations or (B) pursuant to the Additional Series B Issuance) equal to 100% of one of the Selling Stockholder’s Initial Preferred Stock Ownership (including pursuant to the exercise of a Right of First Refusal), the Selling Stockholder shall cause two (2) of the Directors designated by the Selling Stockholder to resign from the Board immediately upon the closing of such acquisition, and the Company shall, as promptly as is reasonably practicable, take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint two (2) additional Persons designated by the Buying Stockholder to fill such newly created vacancies and thereafter, until such time as the Buying Stockholder beneficially owns a number of shares of Voting Stock (disregarding the shares of Voting Stock beneficially owned by the Buying Stockholder immediately prior to such transaction) representing less than 10% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to nominate for election at each annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Buying Stockholder that, if elected, would result in two (2) additional Directors designated by the Buying Stockholder serving on the Board and, if any such individual is not so elected, cause such individual to be promptly appointed as a director, and thereafter, until such time as the Buying Stockholder beneficially owns a number of shares of Voting Stock (disregarding the shares of Voting Stock beneficially owned by the Buying Stockholder immediately prior to such transaction) representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to nominate for election at each annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Buying Stockholder that, if elected, would result in one (1) additional Director designated by the Buying Stockholder serving on the Board and, if any such individual is not so elected, cause such individual to be promptly appointed as a director; or
(iii)    a number of shares of Common Stock (excluding any such shares issued (A) as payment for accrued dividends in accordance with the Certificate of Designations or (B) upon conversion of shares of Preferred Stock) equal to 10% or more of the number of shares of outstanding Common Stock as of such time (determined on an as-converted basis) (the “Additional Common Stock”) from a Person (other than another Stockholder and its Permitted Transferees), the Company shall, as promptly as is reasonably practicable, take all necessary action (to the extent not prohibited by applicable law) to cause the Board to (x) increase the size of the Board as required to enable the Buying Stockholder to designate one (1) additional Person to the Board, and (y) appoint such additional Person designated by the Buying Stockholder to fill such newly created vacancy and, thereafter, for so long as the Buying Stockholder beneficially owns at least 50% of the Additional Common Stock, the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to nominate for election at each annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Buying Stockholder that, if elected, would result in one (1) additional Director designated by the Buying Stockholder serving on the Board and, if such individual is not so elected, cause such individual to be promptly appointed as a director. For the avoidance of doubt, the right to designate the additional Person to the Board pursuant to this clause (iii) shall not be triggered by the acquisition of Preferred Stock or conversion of Preferred Stock to Common Stock and shall, with respect to each Buying Stockholder, be limited to one (1) additional designee in total regardless of the number of shares of Common Stock acquired in excess of the 10% threshold pursuant to this Section 2.1(e).
(f)    Notwithstanding anything to the contrary contained elsewhere herein, in no event shall a Stockholder be entitled to designate a number of directors to the Board that would constitute a majority of the Board pursuant to this Section 2.1.
(g)    Subject to compliance with applicable laws, stock exchange regulations and the Settlement, for so long as the Charter Stockholder beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint (i) at least one Charter Director to serve on the compensation committee of the Board, (ii) at least one Charter Director to serve on the nominating and governance committee of the Board and (iii) at least one Charter Director to serve on the finance committee of the Board.
(h)    Subject to compliance with applicable laws, stock exchange regulations and the Settlement, for so long as the Liberty Broadband Stockholder beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint (i) at least one Liberty Broadband Director to serve on the compensation committee of the Board, (ii) at least one Liberty Broadband Director to serve on the nominating and governance committee of the Board and (iii) at least one Liberty Broadband Director to serve on the finance committee of the Board.
(i)    Subject to compliance with applicable laws, stock exchange regulations and the Settlement, for so long as the Cerberus Stockholder beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint (i) at least one Cerberus Director to serve on the compensation committee of the Board, (ii) at least one Cerberus Director to serve on the nominating and governance committee of the Board and (iii) at least one Cerberus Director to serve on the finance committee of the Board.
(j)    In the event that any Stockholder has nominated fewer than the total number of designees that the Stockholder shall be entitled to nominate to the Board pursuant to this Section 2.1, then such Stockholder shall have the right, at any time and from time to time, to nominate such additional designee(s) to which it is entitled, in which case, the Company shall, as promptly as is reasonably practicable, take all necessary action (to the extent not prohibited by applicable law) to cause the Board to (x) increase the size of the Board as required to enable such Stockholder to so nominate such additional designee(s), and (y) appoint such additional designees nominated by such Stockholder to fill such newly created vacancy or vacancies, as applicable.
(k)    The Charter Stockholder may cause any Charter Director to resign (with or without cause) from time to time and at any time upon notice to the Company, the Liberty Broadband Stockholder may cause any Liberty Broadband Director to resign (with or without cause) from time to time and at any time upon notice to the Company, and the Cerberus Director may cause any Cerberus Director to resign (with or without cause) from time to time and at any time upon notice to the Company.
(l)    In the event that a vacancy is created on the Board by the death, disability, resignation or removal of a Director, the relevant Stockholder that designated such Director shall be entitled to designate an individual to fill the vacancy so long as (i) the total number of such Stockholder’s Directors serving on the Board immediately following the filling of such vacancy will not exceed the total number of Persons such Stockholder entitled to designate pursuant to this Section 2.1 on the date of such replacement designation and (ii) the replacement designee (A) will, if the departing Director being replaced qualified as independent within the meaning of Nasdaq Rule 5605(a) as of his or her departure (an “Independent Director”), qualify as an Independent Director and (B) does not serve on the board of directors or as an officer of an Industry Person. The Company shall, as promptly as is reasonably practicable, take all necessary action (to the extent not prohibited by applicable law) to cause such replacement designee to become a member of the Board.
(m)    The Company agrees to take all necessary action (to the extent not prohibited by applicable law) to cause the Board to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors each individual designated by a Stockholder pursuant to this Section 2.1 (to the extent that directors of such nominee’s class are to be elected at such meeting for so long as the Board is classified) and to nominate and recommend each such individual to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled to identify such individual(s) as Charter Director(s), Liberty Broadband Director(s) or Cerberus Director(s), as applicable, pursuant to this Agreement. The Company shall support each Charter Director, Liberty Broadband Director, and Cerberus Director for election in a manner no less rigorous and favorable than the manner in which the Company supports the other nominees.
(n)    Notwithstanding anything to the contrary provided elsewhere herein, promptly after a Stockholder is no longer entitled to designate or nominate for election a Person or Persons to the Board pursuant to the terms of this Section 2.1, such Stockholder shall cause the applicable number of its Directors to resign from the Board (it being understood that such individual’s form of resignation letter that is required to be executed by such individual and held by the Company Secretary as a condition of membership on the Board shall be automatically effective upon the applicable Stockholder’s determination, which shall be communicated promptly to the Company Secretary thereupon).
(o)    For so long as a Stockholder beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock on an as-converted basis, each Stockholder agrees to vote, or provide a written consent or proxy with respect to, its Voting Stock, and to cause such Stockholder’s Permitted Transferees that become a party to this Agreement to vote, or provide a written consent or proxy with respect to, their Voting Stock, in each case in a neutral manner, in the election of any directors nominated by the Board, other than pursuant to any Stockholder’s right to designate such Director pursuant to the terms of this Agreement. In addition to the foregoing, each Stockholder agrees to vote, or provide a written consent or proxy with respect to, any issued and outstanding shares of Common Stock held by such Stockholder (or with respect to which such Stockholder has the power to vote) as of the date hereof in a neutral manner on all matters upon which such Stockholder is entitled to vote such shares of Common Stock; provided, that a Stockholder shall only be required to vote in a neutral manner pursuant to the foregoing obligation a number of shares of Common Stock the voting power of which, when subtracted from the aggregate voting power of the Voting Stock held by the Stockholders, would cause the aggregate voting power of Voting Stock held by the Stockholders on the record date for such vote not to exceed 49.99%; provided further, that, effective at such time as the aggregate voting power of the Voting Stock held by the Stockholders ceases to exceed 49.99% of the aggregate voting power of the Company’s Voting Stock then outstanding, the foregoing obligation shall permanently cease to apply. A “neutral manner” means in the same proportion as all other outstanding Common Stock of the Company (excluding any and all shares of Common Stock beneficially owned, directly or indirectly, by the Stockholders and their respective Permitted Transferees that become parties to this Agreement) voted on the relevant matters. Notwithstanding the foregoing, if a Stockholder has exhausted all commercially reasonable efforts to vote any issued and outstanding shares of Common Stock held by such Stockholder (or with respect to which such Stockholder has the power to vote) in a neutral manner in accordance with this Agreement but is unable to cast such vote neutrally, then instead of voting neutrally with respect thereto, such Stockholder shall be permitted to abstain from casting votes with respect to such shares of Common Stock on the relevant matter or matters (provided, for the avoidance of doubt, that such Stockholder shall still be required to vote, or provide a written consent or proxy with respect to, its other Voting Stock in a neutral manner in accordance with this Agreement). For so long as this Section 2.1(o) applies to a Stockholder or its Permitted Transferee, each such Stockholder and Permitted Transferee shall be deemed to irrevocably appoint as its proxy and attorney-in-fact, the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company, each of them individually, with full power of substitution and resubstitution, to consent to or vote any shares of Voting Stock held by them in accordance with this Section 2.1(o). Each Stockholder and Permitted Transferee intends this proxy to be irrevocable and unconditional and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted with respect hereto.
(p)    To the extent any Charter Director, Liberty Broadband Director or Cerberus Director is subject to a code of conduct by virtue of their service as a member of the Board, no such code of conduct shall (i) restrict any transfer of securities by the Stockholder designating such Director or its Affiliates (other than with respect to the Charter Director, Liberty Broadband Director or Cerberus Director, solely in his or her individual capacity) except as provided herein or as required by applicable law, (ii) impose confidentiality obligations on any such Director that would limit the ability of such Director to share information with the Stockholder designating such Director, (iii) impose any share ownership requirements for such Director or (iv) impose any additional obligations on the Stockholder designating such Director that would, in the case of clauses (i), (ii) and (iv), contravene or limit the rights of any Stockholder under this Agreement, the Certificate of Designations, the Purchase Agreements or any other document or agreement contemplated hereby or thereby, except as required by applicable laws, stock exchange regulations, background check policies or the Settlement with respect to restrictions on overboarding and requirements for interviews and a related party transactions policy and hedging and pledging policy. Notwithstanding anything in this Section 2.1(p) or Section 2.2 to the contrary, any equity securities or other equity-based compensation to which any Charter Director, Liberty Broadband Director or Cerberus Director is entitled in such Director’s capacity as a director of the Company shall be (from issuance) Transferred by such Director to the Stockholder designating such Director or any Affiliate of such Stockholder, and the Company shall take all actions necessary to permit such Transfer.
(q)    If there is any event, transaction or circumstance that may result in any Stockholder, its Affiliates and/or the Director designated by such Stockholder being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof, to or from the Company, respectively, for purposes of Section 16 of the Exchange Act, and if such Director is serving on the Board at such time or has served on the Board at any time during the six (6) months preceding such event, transaction or circumstance, then if necessary in order to effectuate the exemptions described in this Section 2.1(q), (i) the Board or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such disposition or acquisition of equity securities of the Company or derivatives thereof, to or from the Company, respectively, for the express purpose of exempting the interests of such Stockholder, its Affiliates and the Director designated by such Stockholder (for the Stockholder and/or its Affiliates, to the extent such persons may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder or (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Capital Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by a Stockholder, its Affiliates, and/or the Director designated by such Stockholder of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of such Stockholder or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Company is a party (or if the Stockholder notifies the Company of such service a reasonable time in advance of the closing of such transactions), the Company shall require that such other issuer preapprove any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of such Stockholder, its Affiliates and the Director designated by such Stockholder (for the Stockholder and/or its Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.
Section 2.2     Director Compensation; Indemnification.
(a)    Each of the Charter Directors, the Liberty Broadband Directors and the Cerberus Directors shall be entitled to receive the same amount and type of compensation that the other non-employee directors receive in consideration for their service on the Board and any committees thereof.
(b)    The Company shall indemnify the Directors and provide such Directors with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Certificate of Incorporation, the DGCL or otherwise. The Company acknowledges and agrees that it (i) is the indemnitor of first resort (i.e., its obligations to the Directors are primary and any obligation of the Stockholder or its Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Directors designated by such Stockholder are secondary) and (ii) shall be required to advance the amount of expenses incurred by Directors and shall be liable for the amount of all expenses and liabilities incurred by a Director, in each case to the same extent as it advances expenses and is liable for expenses and liabilities incurred by the other members of the Board, pursuant to the Certificate of Incorporation, the DGCL or otherwise, without regard to any rights that a Director may have against any Stockholder or its Affiliates.
(c)    Each Stockholder and the Company hereby agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that, to the maximum extent permitted by law, when such Stockholder or any of its Permitted Transferees takes any action under this Agreement to give or withhold their consent, such Persons shall have no duty (fiduciary or other) to consider the interests of the Company or the other stockholders of the Company and may act exclusively in their own interest; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement.
Section 2.3    Observers.
(a)    For so long as a Stockholder beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), such Stockholder shall be entitled to appoint one individual to attend and observe meetings of the Board or any committee thereof in a non-

voting capacity (such individuals, “Observers”). The Observers will be permitted (i) to attend and participate at each meeting of the Board or any committee of which the Stockholder’s Director is a member, and (ii) to receive notice of each meeting of the Board and such committee, each written consent in lieu of a meeting and copies of any materials delivered to the Directors in connection therewith at the same time and in the same manner that such notice and such materials are provided to the Directors. Under no circumstances shall any Observers be counted for purposes of voting, quorum or any other reason or be considered a Director. Each Observer shall agree to maintain the confidentiality of all non-public information and proceedings of the Board pursuant to the terms and conditions of a confidentiality agreement in the form attached hereto as Exhibit A. Notwithstanding any rights to be granted or provided to the Observers hereunder, the Company may exclude an Observer from access to any Board or committee materials or information or meeting or portion thereof or written consent if the Board or applicable committee determines, in good faith, that including such Observer in discussions relating to such determination (but not requiring the affirmative vote of such Observer) and/or that such access would reasonably be expected to (i) adversely affect the attorney-client privilege between the Company, the Board or any committee thereof and such Person’s counsel, (ii) result in a conflict of interest with the Company (other than a conflict of interest with respect to the relevant Stockholder’s ownership interest in the Company or rights under the documents entered into in connection with the Transactions) or (iii) cause the Board (or such committee) to breach its fiduciary duties; provided, that such exclusion shall be limited to the portion of the Board or committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board or committee material or information and/or meeting or written consent that does not involve or pertain to such exclusion; provided that the Board shall treat all similarly situated Observers equally such that no Observer shall be excluded unless all other Observers whose participation in such meeting of the Board, or portions thereof, or receipt of such information, or portions thereof, would result in a similar concern are also excluded. The decision of the Board (or such committee) shall be final and binding on the parties hereto, and each Stockholder hereby waives any objection to such decision and agrees to cause its applicable Observer to not interpose any objection to any such decision. The Observers will not be entitled to compensation from the Company.
(b)    Any Observer appointed by the Charter Stockholder may be removed (with or without cause) from time to time and at any time by the Charter Stockholder upon notice to the Company, any Observer appointed by the Liberty Broadband Stockholder may be removed (with or without cause) from time to time and at any time by the Liberty Broadband Stockholder upon notice to the Company, and any Observer appointed by the Cerberus Stockholder may be removed (with or without cause) from time to time and at any time by the Cerberus Stockholder upon notice to the Company.
Section 2.4    Voting. For so long as a Stockholder beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock on an as-converted basis, such Stockholder covenants to the Company that it shall (a) vote, or provide a written consent or proxy with respect to, its Voting Stock in favor of each Director that the Company is required to nominate in accordance with Section 2.1 at each annual or special meeting of shareholders at which Directors are to be elected and (b) cause its Director(s) to vote for Director appointments required by this Agreement. Each Stockholder and Permitted Transferee shall be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of Preferred Stock or Common Stock beneficially owned by such Persons may be counted for the purposes of determining the presence of a quorum and voted in accordance with this Agreement at such meetings (including at any adjournments or postponements thereof).

Section 2.5    Restriction on Other Agreements. The Stockholders shall not, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to their shares of Voting Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with other holders of shares of Common Stock or Preferred Stock that are not parties to this Agreement or otherwise).

ARTICLE III
OWNERSHIP AND TRANSFER OF STOCK
Section 3.1    Restrictions on Transfer.
(a)    Subject to the exceptions set forth below, each Stockholder agrees not to, without the prior written consent of the Board (excluding any Directors designated by the Stockholder seeking a Transfer), directly or indirectly, Transfer any shares of Preferred Stock held by such Stockholder, including any shares of Common Stock issued or issuable upon conversion of such shares of Preferred Stock or as payment for accrued dividends on such shares of Preferred Stock in accordance with the Certificate of Designations, to an Activist Investor, to an Industry Person or to a Restricted Person, in each case, to the extent that the identity of the transaction counterparty can be reasonably ascertained and such Person meets the applicable definition thereof to such Stockholder’s knowledge after reasonable inquiry (excluding (x) any block trade in which a broker-dealer will attempt to sell the shares to a third-party as agent or other similar transactions with a financial intermediary, (y) any Transfers into the public market pursuant to a bona fide, broadly distributed underwritten public offering or (z) Transfers through a bona fide sale to the public, which is not directed at a particular transferee, without registration effectuated pursuant to Rule 144 under the Securities Act (such transactions in clauses (x) through (z), a “Marketed Transfer”)); provided, that the provisions of the foregoing clause shall not apply in connection with a Transfer of shares of Preferred Stock or Common Stock issued upon conversion of the Preferred Stock or as payment for accrued dividends on shares of Preferred Stock in connection with any foreclosure or exercise of remedies under a Permitted Loan in which case only the Foreclosure Limitations shall be applicable. If the Board consents to a Transfer by one Stockholder pursuant to this Section 3.1(a), it shall treat requests for Transfers by other Stockholders in an equivalent manner such that it shall not unreasonably withhold its consent to any substantially similar Transfer by any such other Stockholder.
(b)    Any attempt to Transfer in violation of the terms of this Agreement shall be null and void ab initio and no right, title or interest therein or thereto shall be transferred to the purported transferee. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such attempted Transfer on its records.
(c)    Subject to Section 6.16, each certificate and/or book-entry interest representing shares of Preferred Stock, or Common Stock issuable upon conversion of shares of Preferred Stock or as payment for accrued dividends on shares of Preferred Stock in accordance with the Certificate of Designations held by any Stockholder (or its Permitted Transferees) will bear a legend in substantially the following form:
“The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the “Act”), or applicable state securities laws and may not be transferred, sold or otherwise disposed of except while a registration statement relating thereto is in effect under the Act and applicable state securities laws or pursuant to an exemption from registration under such act or such laws. The securities represented by this certificate are subject to transfer restrictions set forth in the Amended and Restated Stockholders Agreement, dated as of July 24, 2024 as it may be amended from time to time by and among comScore, Inc. (the “Company”), Charter Communications Holding Company, LLC, Liberty Broadband Corporation, and Pine Investor, LLC (the “Amended and Restated Stockholders Agreement”). The Amended and Restated Stockholders Agreement contains, among other things, restrictions on the Transfer of the securities of the Company and other restrictions on the actions by certain stockholders of the Company relating to the Company and/or its securities. A copy of the Amended and Restated Stockholders Agreement is available upon request from the Company.”
(d)    Notwithstanding anything to the contrary herein, the restrictions set forth in Section 3.1(a) shall not apply to the following:
(i)    Excluded Transfers;
(ii)    Transfers to the Company, subject to Section 4.1(e); or
(iii)    Transfers after commencement by the Company or a significant subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company (other than Rentrak, LLC, formerly Rentrak Corporation) of bankruptcy, insolvency or other similar proceedings;
provided, that, in the case of Transfers to Permitted Transferees, such Permitted Transferees (if not already a party hereto), must agree in writing to be bound by this Agreement (in a customary form and substance reasonably satisfactory to the Company).
Section 3.2    Standstill. Each Stockholder agrees that, until such time that such Stockholder beneficially owns Voting Stock representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), none of it or its Affiliates will, directly or indirectly, do any of the following unless requested or approved in advance in writing by the Company:
(a)    [Reserved.]
(b)    acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or options to acquire any shares of Preferred Stock or Common Stock (including any derivative securities or contracts or instruments in any way related thereto) of the Company such that after such acquisition the Stockholder and its Affiliates would beneficially own 45% or more of the outstanding shares of Common Stock (on an as-converted basis); provided that the foregoing restriction in this Section 3.2(b) shall not apply to any acquisition (i) pursuant to Section 4.2 (Preemptive Rights) of this Agreement or any Stockholder’s exercise of its Right of First Refusal in connection with a Transfer that is permitted by Section 3.1 or (ii) that is the result of operation of Section 10 (Anti-Dilution Adjustments) of the Certificate of Designations;
(c)    make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (within the meaning of Rule 14a-1 under the Exchange Act) to vote any Voting Stock of the Company or its subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders or seek the removal of any director from the Board of the Company (other than pursuant to Article II of this Agreement);
(d)    make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving the Company or any of its subsidiaries or their securities or assets (except (i) any nonpublic proposal to the Board that would not require the Company, such Stockholder or any other Person to make any public announcement or other disclosure with respect thereto or (ii) any public disclosure in any filings by the Stockholder or its Affiliates with the SEC to the extent required by applicable law or stock exchange rules);
(e)    form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any Voting Stock of the Company or its subsidiaries, including with any other Stockholder or any of its Affiliates; provided that taking any action as required by this Agreement shall not constitute a violation of this Section 3.2(e);
(f)    take any action that would reasonably be expected to cause or require of the Company to make a public announcement regarding any actions prohibited by this Section 3.2;
(g)    contest the validity or enforceability of this Section 3.2; or
(h)    enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other persons to do any of the foregoing;
provided, however, that nothing contained in this Section 3.2 shall limit, restrict or prohibit (i) any confidential, non-public discussions with or communications or proposals to management or the Board by the Stockholder, its Affiliates or representatives related to any of the foregoing, (ii) a Stockholder’s ability to vote, Transfer, convert, exercise its rights under Section 4.2 (Preemptive Rights) or Section 3.3 (Right of First Refusal) or otherwise exercise rights with respect to its Common Stock or Preferred Stock in accordance with the terms and conditions of this Agreement and the Certificate of Designations or (iii) the ability of any Stockholder’s Director to vote or otherwise exercise his or her duties or otherwise act in his or her capacity as a member of the Board; provided, further, that, for the avoidance of doubt, any shares of Preferred Stock and Common Stock held by a Stockholder or its Permitted Transferee shall be subject to the terms and restrictions set forth in this Agreement and the Certificate of Designations, including the limitations on voting set forth in Section 12 of the Certificate of Designations.
Notwithstanding the foregoing, the restrictions set forth in this Section 3.2 shall not apply if any of the following occurs (provided, that, in the event any matter described in clauses (a) or (b) of this paragraph has occurred and resulted in the restrictions imposed under this Section 3.2 ceasing to apply to a Stockholder, then, in the event the transaction related to such matter has not occurred within twelve (12) months of the date on which the Stockholder was released from such restrictions, then so long as such transaction is not being actively pursued at such time, the restrictions set forth in this Section 3.2 shall thereafter resume and continue to apply in accordance with their terms (provided that such restrictions shall not resume and continue to apply if such Stockholder has publicly taken any tangible steps with respect to any action or matter that would be prohibited by this Section 3.2 and such Stockholder is at that time continuing to pursue such action or matter, in which case such restrictions shall resume and continue to apply following such time as such Stockholder has ceased to pursue such action or matter)): (a) in the event the Company enters into a definitive agreement for a merger, consolidation or other business combination transaction as a result of which the stockholders of the Company would own (including, but not limited to, beneficial ownership) Voting Stock of the resulting corporation having 50% or less of the votes that may be cast generally in an election of directors if all outstanding Voting Stock were present and voted at a meeting held for such purpose; or (b) in the event that a tender offer or exchange offer for at least 50.1% of the Capital Stock of the Company is commenced by a third person (and not involving any breach, by a Stockholder, of this Section 3.2), which tender offer or exchange offer, if consummated, would result in a Change of Control, and either (1) the directors (excluding any Directors designated by the Stockholders) recommend that the stockholders of the Company tender their shares in response to such offer or do not recommend against the tender offer or exchange offer within ten (10) business days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities laws or (2) the directors (excluding any Directors designated by the Stockholders) later publicly recommend that the stockholders of the Company tender their shares in response to such offer.
Notwithstanding the foregoing, solely with respect to the Liberty Broadband Stockholder, references in this Section 3.2 to Affiliates shall mean Affiliates acting at the direction of or in concert with the Liberty

Broadband Stockholder or any of its Permitted Transferees and any of the foregoing Persons’ respective Subsidiaries.
Section 3.3    Right of First Refusal.
Subject to applicable securities laws and to the terms and conditions specified in this Section 3.3 and the other restrictions set forth in this Agreement, each Stockholder, on behalf of itself and its controlled Affiliates, hereby grants to each other Stockholder a right of first refusal as set forth below (the “Right of First Refusal”) to purchase shares of Preferred Stock or Common Stock; provided, that, notwithstanding anything herein to the contrary, the Right of First Refusal shall not be granted in respect of Cash-settled Exchangeables and Equity Linked Financings.
(a)    From and after the Closing Date, no Stockholder or its controlled Affiliate shall, directly or indirectly through Transferring ownership interest of a controlled Affiliate thereof, Transfer any shares of Preferred Stock or Common Stock to another Person (other than Excluded Transfers and any Marketed Transfers) (each, a “Subject Transaction”) except in accordance with the following provisions:
(i)    If, at any time, a Stockholder (the “Transferring Stockholder”) receives a written offer (including from another Stockholder) for a Subject Transaction that the Transferring Stockholder desires to accept, the Transferring Stockholder shall, within three (3) business days following receipt of such offer, deliver, together with a copy of such offer, a written notice (the “Transfer Notice”) to each of the other Stockholders (whether or not a party to the proposed Transfer) (together with each such Stockholder’s Permitted Transferees, a “Non-Transferring Stockholder”) stating (A) its bona fide intention to Transfer such shares of Preferred Stock and/or Common Stock pursuant to such Subject Transaction, (B) the identity of all proposed parties to such Subject Transaction, (C) the number of such shares of Preferred Stock or Common Stock to be Transferred pursuant to such Subject Transaction (the “ROFR Amount”), and (D) the proposed purchase price, which must be payable in cash, and the terms and conditions of the written offer, upon which the Transferring Stockholder proposes to Transfer such shares of Preferred Stock and/or Common Stock (including the proposed date of the closing of the Subject Transaction, which shall in no event be less than forty-five (45) business days from the date of the Transfer Notice) (clauses (B) through (D), collectively, the “Minimum Terms”). The Transfer Notice shall constitute the Transferring Stockholder’s irrevocable, binding offer to Transfer such shares of Preferred Stock or Common Stock to the Non-Transferring Stockholders (as between the Non-Transferring Stockholders, pro rata based on their relative beneficial ownership of the Voting Stock at such time) pursuant to the Minimum Terms.
(ii)    Within thirty-five (35) business days after receipt of the Transfer Notice, each of the Non-Transferring Stockholders may elect to purchase any portion or all of its pro rata portion of the ROFR Amount at the price and on the terms and conditions specified in the Transfer Notice. In the event that either of the Non-Transferring Stockholders does not elect to purchase its entire pro rata portion of the ROFR Amount within thirty-five (35) business days after the receipt of the Transfer Notice, the Transferring Stockholder shall notify the other Non-Transferring Stockholder of such election, and such other Non-Transferring Stockholder shall have ten (10) business days after its receipt of such notice to purchase the remaining amount of the ROFR Amount in respect of which such Non-Transferring Stockholder’s rights were not exercised pursuant to this Section 3.3(a). At the end of such ten (10) business day period, if none of the Non-Transferring Stockholders have elected to purchase any of the ROFR Amount or all the Non-Transferring Stockholders, collectively, have not elected to purchase, in the aggregate, the entire ROFR Amount, the Non-Transferring Stockholders will be deemed to have declined to exercise their rights under this Section 3.3(a)(ii) with respect to the balance of the ROFR Amount and the Transferring Stockholder shall have forty-five (45) business days (which forty-five (45) business day period will be extended, if the Transferring Stockholder has entered into a definitive agreement in respect of such Transfer prior to such time and the Transfer is subject to regulatory approval, until four (4) business days after such approval or approvals have been received, but in no event by more than an additional forty-five (45) business days) thereafter to sell the entire ROFR Amount, at a price in cash not lower, and upon other terms and conditions that are not more favorable to the purchasers thereof in any material respect, than the price and the terms and conditions specified in the Transfer Notice. If the Transferring Stockholder has not consummated the Transfer of all or a portion of ROFR Amount within such forty-five (45) business days (or such extended period contemplated by the preceding sentence), the Transferring Stockholder shall not thereafter engage in a Subject Transaction and Transfer any shares of Preferred Stock or Common Stock without first offering such securities to each of the Non-Transferring Stockholders in the manner provided in this Section 3.3(a).
(b)    From and after the Closing Date, no Stockholder or its controlled Affiliate shall, directly or indirectly through Transferring ownership interest of a controlled Affiliate thereof, Transfer any shares of Preferred Stock or Common Stock to another Person through a Marketed Transfer (other than an Excluded Transfer) except in accordance with the following provisions:
(i)    If a Stockholder intends to execute a Marketed Transfer with respect to shares of Preferred Stock or Common Stock, at least ten (10) business days prior to the proposed initiation date of the Marketed Transfer, such Stockholder shall provide a written notice to the other Stockholders, which notice shall set forth its good faith estimate of the number of shares of Preferred Stock or Common Stock proposed to be Transferred and the proposed purchase price, which must be payable in cash.
(ii)    At least five (5) business days prior to the initiation of the Marketed Transfer, the Stockholder shall provide a written notice (a “Marketing Notice”) to each of the other Stockholders stating (i) its bona fide intention to Transfer such shares of Preferred Stock and/or Common Stock pursuant to such Marketed Transfer, (ii) the identity of all proposed parties (including any underwriters) to such Marketed Transfer, to the extent known, (iii) the number of such shares of Preferred Stock or Common Stock to be Transferred pursuant to such Marketed Transfer (the “Marketed Amount”), and (iv) the proposed purchase price, which must be payable in cash, and the other terms and conditions of the Marketed Transfer (clauses (ii) through (iv), collectively, the “Marketing Terms”). The Marketing Notice shall constitute the Transferring Stockholder’s irrevocable, binding offer to Transfer such shares of Preferred Stock or Common Stock to the other Stockholders (as between the other Stockholders, pro rata based on their relative beneficial ownership of the Voting Stock at such time) pursuant to the Marketing Terms.
(iii)    Within five (5) business days after receipt of the Marketing Notice, each of the other Stockholders may elect to purchase any portion or all of its pro rata portion of the Marketed Amount at the price and on the terms and conditions specified in the Marketing Notice. At the end of such five (5) business day period, if none of the other Stockholders have elected to purchase any of the Marketed Amount or all the Non-Transferring Stockholders, collectively, have not elected to purchase, in the aggregate, the entire ROFR Amount, the other Stockholders will be deemed to have declined to exercise their rights under this Section 3.3(b)(iii) with respect to the balance of the Marketed Amount and the Transferring Stockholder shall have fifteen (15) business days thereafter to sell through a Marketed Transfer all or any portion of the Marketed Amount in respect of which each of the other Stockholders’ rights were not exercised pursuant to this Section 3.3(b), at a price in cash not lower than 95% of the price set forth in its Marketing Notice, and upon other terms and conditions that are not more favorable to the purchasers thereof in any material respect than the terms and conditions specified in the Marketing Notice. If the Stockholder initiating the Marketed Transfer has not consummated the Marketed Transfer of such Marketed Amount within such fifteen (15) business days, such Stockholder shall not thereafter Transfer any shares of Preferred Stock through a Marketed Transfer without first offering such securities to each of the other Stockholders in the manner provided in this Section 3.3(b).
(c)    The closing of the purchase of any ROFR Amount or Marketed Amount by the Stockholder exercising its Right of First Refusal shall occur ten (10) business days after the date on which such Stockholder shall have elected to purchase such ROFR Amount or Marketed Amount; provided that, in the event all required regulatory approvals (including, if required, the expiration or other termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) have not been received prior to the end of such ten (10) business day period, the closing date shall be extended until two (2) business days after all such required approvals have been received. At the closing, the Stockholder Transferring the ROFR Amount or Marketed Amount shall deliver documents conveying title to such ROFR Amount or Marketed Amount to the purchasing Stockholder(s), free and clear of any liens or encumbrances (except for restrictions arising under any applicable securities laws or this Agreement), and any other instruments or instructions required to effectuate such Transfer and the purchase price shall be paid by wire transfer of immediately available funds, to an account designated by the Stockholder Transferring the ROFR Amount or Marketed Amount at least three (3) business days prior to the closing date.
(d)    For the avoidance of doubt, this Section 3.3 may only be enforced, amended or waived by, and shall only inure to the benefit of, the Stockholders and their respective successors and permitted assigns, and the Company shall have no right to enforce, and the consent of the Company is not required to amend or waive, the provisions of this Section 3.3; provided, however, that the Stockholders shall provide the Company with prior notice of any such amendment or waiver.
(e)    Notwithstanding anything in this Agreement to the contrary that limits the ability of a Person to assign or transfer its rights hereunder, a Stockholder that exercises its Right of First Refusal pursuant to this Section 3.3 may designate any of its Permitted Transferees to purchase all or part of the shares of such Preferred Stock and/or Common Stock; provided that such Stockholder shall remain obligated to consummate the purchase if such designees fail to do so.
Section 3.4    Issuer Repurchases. Each Stockholder agrees that, at any time when such Stockholder beneficially owns Voting Stock representing at least 45% of the outstanding shares of Common Stock (on an as-converted basis), such Stockholder and its controlled Affiliates will, upon the Company’s prior written notice delivered at least five (5) business days before the proposed repurchase, participate pro rata in any open market repurchases of Common Stock by the Company and execute, deliver, acknowledge and file such other documents and take such further actions as may be necessary to give effect to and carry out this Agreement; provided that each Stockholder shall convert a number of shares of Preferred Stock into Common Stock necessary to participate pro rata in such open market repurchases, to the extent required by this Section 3.4 (without regard to any limitations on conversion contained in the Certificate of Designations); provided further that the purchase price for the shares of Common Stock purchased pursuant to this Section 3.4 shall be an amount equal to the greater of: (a) the purchase price proposed to be paid on the open market by the Company for such shares of Common Stock in connection with such open market repurchases and (b) the Liquidation Preference (as defined in the Certificate of Designations) of the shares of Preferred Stock required to be converted into such shares of Common Stock.

Section 3.5    Special Dividend.
(a)    On a single occasion after January 1, 2022, upon any Stockholder’s written request (delivered to the Company and each other Stockholder), the Company will take all actions reasonably necessary to pay a one-time dividend on the Preferred Stock (the “Special Dividend”) equal to the highest dividend that the Board determines can be paid at that time subject to the limitations imposed under Delaware law and this Section 3.5, unless within five (5) business days after notification by the Company to the Stockholders of the amount of the highest dividend that can be paid at that time (which dividend shall not be declared or paid during such five (5) business day period), the Stockholders unanimously agree to the payment of a Special Dividend in a lower amount in a writing delivered to the Company. If the Board, pursuant to this Section 3.5, determines that the highest amount of Special Dividend that can be paid at such time is less than $50,000,000, then, unless the Stockholders unanimously agree to the payment of a Special Dividend of less than $50,000,000 in a writing delivered to the Company, no Special Dividend shall be declared or paid and the right to request the payment of the Special Dividend pursuant to the first sentence of this Section 3.5(a) shall remain unused and shall remain available. In connection with the foregoing, the Company shall (i) to the extent required based on the Company’s financial condition, reasonably promptly seek and obtain financing Indebtedness (the “Debt Financing”) to effectuate such Special Dividend and (ii) declare and pay such Special Dividend, which, if the Debt Financing is required, shall be paid substantially contemporaneous with, or reasonably promptly after, the consummation of such Debt Financing; provided that (A) the Company shall not, and shall not be required to, incur any such Debt Financing in an amount that would cause the Company’s Leverage Ratio to be more than 3.00:1.00, determined on a Pro Forma Basis after giving effect to the incurrence of such Debt Financing and the payment of such Special Dividend, and (B) such Debt Financing shall (1) reflect financing and other terms consistent with leveraged finance market practice for non-distressed transactions of this type, taking into account the Company’s LTM Adjusted EBITDA at such time and pro forma total leverage ratio and secured leverage ratio for the transaction and other attributes of the Company as compared to other similarly situated borrowers incurring similar amounts of Indebtedness at such time (provided that the Company shall not agree in the definitive agreement of such Debt Financing to any restrictions on the payment of dividends and/or distributions in respect of the Preferred Stock, subject to conditions no more restrictive to the borrower thereunder than the absence of any continuing “event of default” (or similar term used in the definitive documentation for the Debt Financing)), (2) be obtained without any equity or equity-linked features, and (3) have a maturity date of at least three years after the incurrence of such Debt Financing; provided, further, that to the extent that the restrictions in clause (A) of the foregoing proviso would not permit the declaration and payment in full of the maximum amount of the Special Dividend requested by the Stockholder, the Special Dividend shall, to the extent it is at least $50,000,000, nonetheless be effectuated to the maximum amount permitted by clause (A). Notwithstanding the foregoing, if $100,000,000 of Special Dividends and Annual Dividends (as defined in the Certificate of Designations, including for the avoidance of doubt Annual Dividends paid in cash, shares of Common Stock, shares of Preferred Stock or any combination thereof), in aggregate, have been paid on the Preferred Stock, the Company will use any remaining amount of the Special Dividend requested by the Stockholder to pay a pro rata dividend (the “Pro Rata Dividend”) on the Common Stock (with the Preferred Stock participating on an as-converted basis in accordance with Section 4(f) of the Certificate of Designations); provided, that the reference to $100,000,000 in this sentence shall be reduced by the aggregate liquidation preference of the Additional Series B Shares at the time of the Additional Series B Issuance. For the avoidance of doubt, the Company shall only be obligated to pay a Special Dividend pursuant to this Section 3.5 one time, subject to the second sentence of this Section 3.5(a). If any of the Stockholders requests the payment of a Special Dividend pursuant to this Section 3.5, and such Special Dividend is paid, thereafter, no Stockholder shall be entitled to any further rights pursuant to this Section 3.5, subject to the second sentence of this Section 3.5(a).

(b)    For the avoidance of doubt, the Special Dividend shall constitute a “Special Dividend” under Section 4(g) of the Certificate of Designations, except for the portion, if any, comprising the Pro Rata Dividend, which shall constitute a “Participating Dividend” for purposes of Section 4(f) of the Certificate of Designations. Notwithstanding the foregoing or anything to the contrary provided elsewhere herein, (x) the Company shall not be required to take any action that the Company reasonably believes may be prohibited by applicable law, or any action that the Company reasonably believes may constitute a fraudulent conveyance or fraudulent transfer under applicable law and (y) the Company may delay, for a reasonable period of time not to exceed 20 business days, the transactions contemplated by a Stockholder’s request pursuant to this Section 3.5 if pursuing and/or consummating such transaction at such time is not, in the good faith opinion of the Board, in the best interest of the Company because it would (1) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company, (2) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company or (3) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders.
Section 3.6    Distribution Transaction. In the event the Liberty Broadband Stockholder desires to effect a Distribution Transaction after the Closing Date in which it will transfer Voting Stock to a Qualified Distribution Transferee, the Company, the Stockholders and the Qualified Distribution Transferee shall enter into an amendment to this Agreement on or prior to the date of consummation of such Distribution Transaction reasonably satisfactory to each such party pursuant to which the Qualified Distribution Transferee shall assume all rights and obligations of the Liberty Broadband Stockholder hereunder, and thereafter, references herein to the Liberty Broadband Stockholder shall be deemed references to the Qualified Distribution Transferee. All reasonable, documented out-of-pocket expenses incurred by the Company in connection with the foregoing shall be borne by the Liberty Broadband Stockholder and its Affiliate effecting such Distribution Transaction. Notwithstanding anything in this Agreement to the contrary, upon the transfer of all of the Liberty Broadband Stockholder’s Voting Stock to one or more Qualified Distribution Transferees, the Liberty Broadband Stockholder shall cease to have any obligations under this Agreement.
Section 3.7    Antitrust Filing. If, in connection with the exercise of the rights of any Stockholder or the Company pursuant to, or the applicability of any terms of, the Certificate of Designations or this Agreement, a filing is required pursuant to any applicable Antitrust Laws, then the Company, on the one hand, and the applicable Stockholder, on the other hand, shall, at the request of the Stockholder, (a) as promptly as practicable, make, or cause or be made, all filings and submissions required under applicable Antitrust Laws, and (b) use their commercially reasonable efforts to obtain, or cause to be obtained, approval of the transaction associated with the filing or the termination or expiration of the applicable waiting period (“Antitrust Approval”); and notwithstanding anything to the contrary in the Certificate of Designations or this Agreement, the rights so exercised (or other action taken by the application of the terms thereof) shall be contingent upon, and subject to, the receipt of any required Antitrust Approval (as determined by the Stockholder) and such rights (or other action taken by the application of the terms thereof) shall be delayed until such Antitrust Approval is received; provided that (i) with respect to any such filing resulting from the exercise of a Stockholder’s rights under the Certificate of Designations or this Agreement, any filing or submission fees required under the applicable Antitrust Laws shall be paid by such Stockholder and (ii) with respect to any such filing resulting from the exercise of the Company’s rights under the Certificate of Designations or this Agreement (or other action taken by the application of the terms thereof, including any payment of accrued dividends in shares of Common Stock or Preferred Stock in accordance with the Certificate of Designations), any filing or submission fees required under the applicable Antitrust Laws shall be paid by the Company.

ARTICLE IV
GOVERNANCE AND OTHER RIGHTS
Section 4.1    Adverse Changes. The prior written consent of each of the Charter Stockholder, the Liberty Broadband Stockholder and the Cerberus Stockholder will be necessary for the Company to directly or indirectly effect or validate any of the following actions, whether or not such approval is required pursuant to the DGCL for as long as such Stockholder beneficially owns Voting Stock representing at least 10% of the outstanding shares of Common Stock (on an as-converted basis):
(a)    any amendment, waiver, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including the Certificate of Designations) or Bylaws;
(b)    any action to authorize, create, increase the number of authorized or issued shares of, reclassify any security into, issue or sell any additional Preferred Stock (other than issuances of additional Preferred Stock as payment for accrued dividends in accordance with the Certificate of Designations), any Parity Stock or Senior Stock or any other class or series of Capital Stock of the Company ranking senior to, or on a parity basis with, the Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or any securities or derivatives convertible or exercisable into, or exchangeable for, any of the foregoing securities;
(c)    the consummation of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or the filing of a petition under bankruptcy or insolvency law;
(d)    the consummation by the Company of any transaction that would constitute a Change of Control (excluding in connection with any issuance of Common Stock or additional Preferred Stock as payment for accrued dividends in accordance with the Certificate of Designations);
(e)    any redemption, purchase, acquisition (either directly or through any Subsidiary) or other liquidating payment relating to, any equity securities of the Company (other than redemptions, purchases or other acquisitions in accordance with the net settlement and net exercise features in any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants);
(f)    increasing or decreasing the number of directors on the Board or the number of directors on the compensation committee or nomination and governance committee of the Board (except in accordance with the provisions of this Agreement or for purposes of effectuating the appointment right of a Stockholder in Section 2.1);
(g)    changing the nature of the Company’s business in any material respect;
(h)    changing the entity classification of the Company for U.S. federal income tax purposes;
(i)    creating, or authorizing the creation of, or issuing, or authorizing the issuance of, any Indebtedness that would cause the Company’s Leverage Ratio to exceed 3.00:1.00, determined on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness;
(j)    hiring, terminating or replacing the Chief Executive Officer of the Company;

(k)    declaring any cash dividend on, or making any cash distributions relating to, Junior Stock or Parity Stock other than pursuant to Section 3.5(a);
(l)    adopting a shareholder rights plan that does not exempt such Stockholder and its Affiliates and Permitted Transferees from being an “acquiring person” as a result of its holdings as of adoption of the shareholder rights plan (it being understood that such exemption need not relieve any Stockholder from any other restrictions under this Agreement, the Certificate of Designations, the Purchase Agreements or any other document contemplated hereby or thereby);
(m)    entering into, or amending, any Related Party Transaction (other than any such transaction substantially comparable to a previously approved transaction with the same party entered in the ordinary course of business on terms that are no less favorable to the Company in the aggregate than (i) the terms of such previously approved transaction in all material respects and (ii) terms that could have been reached with an unrelated third party on a negotiated, arm’s-length basis); provided that any consent with respect to such Related Party Transaction shall not be unreasonably withheld, conditioned or delayed; and
(n)    permitting any significant subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company to take any of the actions that the Company is prohibited from taking as set forth above.
For purposes of this Section 4.1, the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of stock of the Company shall be deemed an amendment to the Certificate of Incorporation.
Section 4.2    Preemptive Rights.
(a)    Except for the issuance of Excluded Securities or pursuant to the conversion or exercise of any Capital Stock outstanding on the Closing Date, if, following the Closing Date, the Company authorizes the issuance or sale of any Capital Stock to any Person or Persons (the “Offeree”), the Company shall first offer to sell to the Qualified Stockholders a portion of such Capital Stock equal to the quotient determined by dividing (1) the number of shares of Common Stock beneficially owned by such Qualified Stockholder at such time (determined on an as-converted basis), by (2) the total number of shares of Common Stock then issued and outstanding immediately prior to such issuance (determined on an as-converted basis) (the “Preemptive Percentage”); provided, that a Qualified Stockholder shall not be entitled to acquire any such Capital Stock pursuant to this Section 4.2 to the extent the issuance of such Capital Stock to such Qualified Stockholder would require approval of the stockholders of the Company as a result of such Qualified Stockholder’s status, if applicable, as an Affiliate of the Company or pursuant to the rules and listing standards of Nasdaq, in which case the Company may consummate the proposed issuance of the Capital Stock to other Persons prior to obtaining approval of the stockholders of the Company (subject to compliance by the Company with Section 4.2(f) below). The Qualified Stockholders shall be entitled to purchase such Capital Stock at the same price as such Capital Stock is to be offered to the Offeree; provided that, if the Offeree is required to also purchase other Capital Stock, the Qualified Stockholders shall also be required to purchase the same Capital Stock (at the same price) that the Offeree is required to purchase. The Qualified Stockholders electing to purchase their pro rata share of the Capital Stock authorized for issuance or sale to the Offeree (“Participating Stockholders”) will take all necessary actions in connection with the consummation of the purchase transactions contemplated by this Section 4.2 as requested by the Board, including the execution of all agreements, documents and instruments in connection therewith in the form presented by the Company, so long as such agreements, documents and instruments are on customary forms for a transaction of this type and do not require such Participating Stockholders to make or agree to any representation, warranty, covenant or indemnity that is more burdensome than that required of the Offeree in the agreements, documents or instruments in connection with such transaction. If any Qualified Stockholder elects not to purchase any such Capital Stock, or not to purchase all of such Qualified Stockholder’s pro rata portion thereof, each other Qualified Stockholder who has elected to purchase all of such Qualified Stockholder’s full pro rata share of the Capital Stock authorized for issuance or sale to the Offeree (a “Fully Participating Stockholder”) shall be entitled to purchase an additional number of shares of such Capital Stock as set forth below. If a Fully Participating Stockholder desires to purchase such Capital Stock in excess of the portion allocated to such Fully Participating Stockholder pursuant to the first sentence of this Section 4.2(a), then such Fully Participating Stockholder shall be entitled to purchase a number of shares of Capital Stock equal to the aggregate number of shares of Capital Stock that the other Qualified Stockholders elected not to purchase pursuant to the first sentence of this Section 4.2(a); provided that, if there is an oversubscription in respect of such remaining Capital Stock due to more than one Fully Participating Stockholder requesting additional Capital Stock, the oversubscribed amount shall be fully allocated among the Fully Participating Stockholders pro rata based on such Fully Participating Stockholders’ relative Preemptive Percentage.
(b)    In order to exercise its purchase rights hereunder, a Qualified Stockholder must, within 15 days after receipt of written notice from the Company describing the Capital Stock being offered, the purchase price thereof, the payment terms and such Qualified Stockholder’s percentage allotment, deliver a written notice to the Company describing its election hereunder (which election shall be absolute and unconditional other than being conditioned upon the consummation of the issuance to the Offeree).
(c)    During the 90 days following the expiration of the 15-day offering period described above, the Company shall be entitled to sell the shares of Capital Stock, which the Qualified Stockholders have not elected to purchase, to the Offeree at no less than the purchase price, and upon other terms no more favorable than those, stated in the notice provided under Section 4.2(b) (in addition to the portion of the Capital Stock the Company is not required to offer to the Qualified Stockholders pursuant to the first sentence of Section 4.2(a)). Any Capital Stock proposed to be offered or sold by the Company to the Offeree after such 90-day period, or at a price not complying with the immediate preceding sentence, must be reoffered to the Qualified Stockholders pursuant to the terms of this Section 4.2 prior to any sale to the Offeree.
(d)    In the event that a Qualified Stockholder is not entitled to acquire any Capital Stock pursuant to Section 4.2(a) because such issuance would require the Company to obtain stockholder approval in respect of the issuance of such Capital Stock to such Qualified Stockholder as a result of any such Qualified Stockholder’s status, if applicable, as an Affiliate of the Company or pursuant to the rules and listing standards of Nasdaq, the Company shall, upon the Qualified Stockholder’s reasonable request delivered to the Company in writing within seven (7) business days following its receipt of the written notice of such issuance to the Qualified Stockholder pursuant to Section 4.2(b), at the Qualified Stockholder’s election, (i) waive the restrictions set forth in Section 3.2 solely to the extent necessary to permit such Qualified Stockholder to acquire such number of shares of Capital Stock equivalent to its Preemptive Percentage of such issuance such Qualified Stockholder would have been entitled to purchase had it been entitled to acquire such Capital Stock pursuant to Section 4.2(a); (ii) consider and discuss in good faith modifications proposed by the Qualified Stockholder to the terms and conditions of such portion of the Capital Stock which would otherwise be issued to the Qualified Stockholder such that the Company would not be required to obtain stockholder approval in respect of the issuance of such new Capital Stock as so modified; and/or (iii) solely to the extent that stockholder approval is required in connection with the issuance of Capital Stock to Persons other than the Qualified Stockholders, use reasonable best efforts to seek stockholder approval in respect of the issuance of any Capital Stock to the Qualified Stockholders.
(e)    In the case of the offering of Capital Stock for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.
(f)    Notwithstanding the foregoing, the Company shall be permitted to sell Capital Stock pursuant to an at-the-market offering program without first offering such Capital Stock to the Stockholders pursuant to this Section 4.2; provided that promptly following such sale, each Stockholder shall be offered the right to purchase Capital Stock in such amount necessary to achieve the same economic effect to such Stockholder as contemplated by, and subject to, this Section 4.2, if such offer would have been made prior to such sale; provided that in such case there shall be deemed to be no dilution to the Preemptive Percentage (or equivalent concepts used to measure or describe the Stockholder’s percentage ownership of the Common Stock on an as-converted basis) for any purpose under this Agreement (including, for the avoidance of doubt, Section 2.1, Section 3.3 and Section 4.2) of any Stockholder who did not purchase the shares of Capital Stock at the time of the initial sale in such at-the-market offering as a result of the application of Section 4.2(f) until such Stockholder has exercised or declined to exercise or waived its rights under the first proviso of this Section 4.2(f) with respect to such proposed issuance of Capital Stock and, for the avoidance of doubt, in the case of any such decline to exercise or waiver of rights under the first proviso of this Section 4.2(f), the Preemptive Percentage shall be diluted accordingly.
(g)    Notwithstanding anything in this Agreement to the contrary that limits the ability of a Person to assign or transfer its rights hereunder, a Participating Stockholder may designate any of its Permitted Transferees to purchase all or part of the shares of Capital Stock offered pursuant to Section 4.2(a); provided that such Participating Stockholder shall remain obligated to consummate the purchase if such designees fail to do so.

ARTICLE V
TERMINATION
Section 5.1    Termination. This Agreement shall terminate with respect to any particular Stockholder upon the mutual agreement in writing among the Company and such Stockholder; provided that this Agreement shall terminate automatically as to any particular Stockholder and its Permitted Transferees (within the meaning of clauses (i) and (ii) of such defined term) at such time as such Stockholder no longer beneficially owns at least 5% of the outstanding shares of Common Stock (on an as-converted basis) at any time.

ARTICLE VI
MISCELLANEOUS
Section 6.1    Patents.
(a)    Right of First Offer. Without limiting the rights of the Charter Stockholder under Section 6.1(b), if the Company or any of its Subsidiaries contemplates the sale or other disposition of any patent or patent application (patents and patent applications collectively, the “Patents”), other than in connection with the sale of all or substantially all of the Company’s business, a Change of Control or a sale or transfer to or between the Company and its Subsidiaries, the Company shall first make an offering of each such Patent to the Charter Stockholder in accordance with the following provisions:
(i)    The Company shall deliver a written notice (the “Patent ROFO Notice”) to the Charter Stockholder stating (A) its bona fide intention to sell or otherwise dispose of each such Patent, (B) if applicable, the identity of all contemplated parties to such sale or disposition, (C) each Patent to be disposed, and (D) the price and the terms and conditions upon which the Company intends to dispose of such Patents.
(ii)    Within forty-five (45) business days after receipt of the Patent ROFO Notice, the Charter Stockholder may elect to purchase all or a portion of the Patents identified in such Patent ROFO Notice at the price and on the terms and conditions specified in the Patent ROFO Notice, by providing written notice to the Company. If the Charter Stockholder does not elect to purchase all of the Patents identified in such Patent ROFO Notice within forty-five (45) business days after the receipt of the Patent ROFO Notice, the Company or its applicable Subsidiary shall have forty-five (45) business days thereafter to sell the remaining Patents in respect of which the Charter Stockholder’s rights were not exercised pursuant to this Section 6.1(a), subject to Section 6.1(b). If neither the Company nor its applicable Subsidiary has sold such remaining Patents within forty-five (45) business days of the Patent ROFO Notice, the Company shall not, and shall cause its Subsidiaries not to, thereafter dispose of any such Patents without first offering such Patents to the Charter Stockholder in the manner provided in this Section 6.1(a).
(b)    Right of First Refusal. Without limiting the rights of the Charter Stockholder under Section 6.1(a), if the Company or any of its Subsidiaries receives a bona fide written offer with respect to the sale or other disposition of any Patents, other than in connection with the sale of all or substantially all of the Company’s business, a Change of Control or a sale or transfer to or between the Company and its Subsidiaries (such sale or other disposition, a “Subject Patent Transaction”), the Company shall not, and shall cause Subsidiaries not to, enter into such Subject Patent Transaction except in accordance with the following provisions:
(i)    If, at any time, the Company or any of its Subsidiaries receives a bona fide written offer for a Subject Patent Transaction that the Company or the applicable Subsidiary desires to accept, the Company shall, within three business days following receipt of such offer, deliver, together with a copy of such offer, a written notice (the “Patent ROFR Notice”) to the Charter Stockholder stating (A) its bona fide intention to enter into such Subject Patent Transaction, (B) the identity of all proposed parties to such Subject Patent Transaction, (C) the Patents subject to the Subject Patent Transaction, and (D) the price and the terms and conditions of the written offer, upon which the Company proposes to dispose of such Patents (including the proposed date of the closing of the Subject Patent Transaction, which shall in no event be less than forty-five (45) business days from the date of the Patent ROFR Notice) (clauses (B) through (D), collectively, the “Minimum Patent Terms”). The Patent ROFR Notice shall constitute the Company’s irrevocable, binding offer to sell or otherwise dispose the Patents to the Charter Stockholder pursuant to the Minimum Patent Terms.
(ii)    Within forty-five (45) business days after receipt of the Patent ROFR Notice, the Charter Stockholder may elect to purchase all or a portion of the Patents identified in such Patent ROFR Notice at the price and on the terms and conditions specified in the Patent ROFR Notice, by providing written notice to the Company. If the Charter Stockholder does not elect to purchase all of the Patents identified in such Patent ROFR Notice within forty-five (45) business days after the receipt of the Patent ROFR Notice, the Company or its applicable Subsidiary shall have forty-five (45) business days thereafter to sell the remaining Patents in respect of which the Charter Stockholder’s rights were not exercised pursuant to this Section 6.1(b), at a price not lower, and upon other terms and conditions that are not more favorable to the purchasers thereof in any material respect, than the price and the terms and conditions specified in the Patent ROFR Notice. If neither the Company nor its applicable Subsidiary has consummated the sale or other disposition of such remaining Patents within forty-five (45) business days of the Patent ROFR Notice, the Company shall not, and shall cause its Subsidiaries not to, thereafter sell or otherwise dispose of any such Patents without first offering such Patents to the Charter Stockholder in the manner provided in this Section 6.1(b).
(c)    Beneficiary. This Section 6.1 may only be enforced by, and shall inure to the benefit of only, the Charter Stockholder, the Company and their respective successors and permitted assigns, and neither the Liberty Broadband Stockholder nor the Cerberus Stockholder shall have any right to enforce the provisions of this Section 6.1. Neither this Section 6.1 nor any of the rights or obligations hereunder shall be assigned or delegated by the Charter Stockholder (other than to an Affiliate thereof) or the Company without the prior written consent of the other party.
Section 6.2    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (i) personally delivered, when received, (ii) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (iii) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (iv) sent by electronic mail with confirmed receipt by the intended recipient thereof on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day; provided that any notice sent pursuant to clauses (i), (ii) or (iii) shall be accompanied by notice sent by email within one business day after dispatch by such method.
(a)    If to the Company, to:
comScore, Inc.
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
Attention: Ashley Wright
Email:
(b)    If to the Stockholders, to the addresses set forth on the signature pages hereto.
Section 6.3    Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 6.4    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.
Section 6.5    Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.
Section 6.6    Further Assurances. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.
Section 6.7    Governing Law; Equitable Remedies.
(a)    This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Stockholders or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(b)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Chosen Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.
Section 6.8    Consent To Jurisdiction.
(a)    Each of the parties: (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 6.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 6.8 will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event of any dispute or controversy relating to or arising out of this Agreement or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding relating to or arising out of this Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to or arising out of this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts unless the Chosen Courts issue a final judgment determining that such court lacks jurisdiction. Each Stockholder and the Company agrees that a final judgment and any interim relief (whether equitable or otherwise) in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.8.
Section 6.9    Amendments; Waivers.
(a)    No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective, subject to Section 3.3(d).
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 6.10    Mutual Drafting. This Agreement shall be deemed to be the joint work product of the parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
Section 6.11    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided that:
(a)    Subject to the restrictions in Section 6.1(c), the rights and obligations of a Stockholder under this Agreement may be assigned to any Permitted Transferee of such Stockholder without the consent of any other party; provided, that (i) the Company is, within a reasonable time prior to such assignment, furnished with written notice of the name and address of such Permitted Transferee; and (ii) such Permitted Transferee agrees in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned.
(b)    In connection with a Transfer by a Stockholder (each, an “Assigning Stockholder”) of least 50% of a Stockholder’s Initial Preferred Stock Ownership to a transferee (who is not a Permitted Transferee of such Assigning Stockholder or the Cerberus Stockholder, Liberty Broadband Stockholder or Charter Stockholder), such Assigning Stockholder will have the right, at its election, but subject to the restrictions in Section 6.1(c), to assign its rights and obligations under this Agreement as follows:
(i)    such Assigning Stockholder may elect to cause such transferee to succeed such Assigning Stockholder as such Assigning Stockholder hereunder (i.e., as the Cerberus Stockholder, Liberty Broadband Stockholder or Charter Stockholder, as applicable), in which case, (A) such transferee shall be entitled to all of the rights and subject to all restrictions, conditions and obligations of such Assigning Stockholder hereunder (including the rights afforded under Section 2.1, Section 2.3, Section 3.5 and Section 4.1) and, for the avoidance of doubt, only such transferee’s (and its Permitted Transferees’) ownership of Preferred Stock and Common Stock shall be considered for purposes of such transferee satisfying the applicable ownership thresholds in this Agreement, and (B) if, following such Transfer, such Assigning Stockholder (and its Permitted Transferees) continues to beneficially own at least 5% of the outstanding shares of Common Stock (on an as-converted basis), such Assigning Stockholder shall, for so long as it (and its Permitted Transferees) continues to beneficially own at least 5% of the outstanding shares of Common Stock (on an as-converted basis), remain entitled to all rights and subject to all restrictions, conditions and obligations of a Stockholder generally set forth in this Agreement (but excluding the rights afforded under Section 2.1, Section 2.3, Section 3.5, Section 4.1 and Section 6.1); or
(ii)    such Assigning Stockholder may elect to cause such transferee to be treated as a Stockholder generally hereunder, in which case (A) such transferee shall be entitled to all of the rights and shall be subject to all restrictions, conditions and obligations of a Stockholder generally hereunder (other than rights afforded under Section 2.1, Section 2.3, Section 3.5 and Section 4.1) and (B) such Assigning Stockholder shall continue as the Assigning Stockholder hereunder (i.e., the Cerberus Stockholder, Liberty Broadband Stockholder or Charter Stockholder, as applicable) and remain entitled to all rights and subject to all restrictions, conditions and obligations of such Assigning Stockholder set forth in this Agreement (including the rights afforded under Section 2.1, Section 2.3, Section 3.5 and Section 4.1) based on such Assigning Stockholder’s and its (and its Permitted Transferees’) ownership of Preferred Stock and Common Stock after giving effect to such Transfer;
provided, that such transferee agrees in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned.
(c)    Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. The Company agrees that, if requested by an Assigning Stockholder in connection with a Transfer contemplated by Section 6.11(b)(ii), prior to the transferee becoming an “interested stockholder” (as such term is defined in Section 203(c)(5) of the DGCL) with respect to the Company, the Board shall approve (x) such transferee Stockholder as an “interested stockholder” within the meaning of Section 203(c)(5) of the DGCL and (y) the receipt of Capital Stock by such transferee Stockholder pursuant to such Transfer for purposes of Section 203(a)(1) of the DGCL.

Section 6.12    Performance. Each Stockholder shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any of its Subsidiaries and/or Affiliates and representatives. The Company shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any of its Subsidiaries and/or Affiliates and representatives. Each party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 6.12 to all of their respective Affiliates and representatives and (b) cause all of their respective Affiliates and representatives not to take, or omit to take, any action which action or omission would violate or cause such party to violate this Agreement.
Section 6.13    Independent Nature of Stockholders’ Obligations and Rights. The obligations of each Stockholder under this Agreement are several and not joint with the obligations of any other Stockholder, and a Stockholder shall not be responsible in any way for the performance of the obligations of any other Stockholder under this Agreement. Nothing contained herein, and no action taken by a Stockholder pursuant hereto shall be deemed to constitute a partnership, an association, a joint venture or any other kind of entity between the Stockholder and the other Stockholders, or create a presumption that the Stockholder and the other Stockholder(s) are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Stockholder shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or the Certificate of Designations, and it shall not be necessary for the other Stockholders to be joined as an additional party in any proceeding for such purpose.
Section 6.14    Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Company and the Stockholders, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to the Stockholders or any of their respective officers, representatives, directors, agents, stockholders, members, partners, Affiliates, Subsidiaries (other than the Company and its Subsidiaries), or any of their respective designees on the Board and/or any of their respective representatives who, from time to time, may act as officers of the Company, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Company or any of its Subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries unless such business opportunity is disclosed to the applicable director or officer in his or her capacity as such. Any Person purchasing or otherwise acquiring any interest in any shares of Capital Stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 6.14. Neither the alteration, amendment or repeal of this Section 6.14, nor the adoption of any provision of the Certificate of Incorporation or this Certificate of Designations inconsistent with this Section 6.14, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Section 6.14 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 6.14, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Section 6.14 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 6.14 (including, without limitation, each portion of any paragraph of this Section 6.14 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Section 6.14 (including, without limitation, each such portion of any paragraph of this Section 6.14 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law. This Section 6.14 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director, officer, employee or agent of the Company under the Certificate of Incorporation, the Bylaws, any other agreement between the Company and such director, officer, employee or agent or applicable law.
Section 6.15    Information Rights.
(a)    Following the Closing Date and so long as the Stockholder continues to beneficially own a number of shares of Preferred Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), the Company agrees to provide each Stockholder and its Permitted Transferees with the following:
(i)    within 90 days after the end of each fiscal year of the Company, (A) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, (B) an audited, consolidated income statement of the Company and its Subsidiaries for such fiscal year and (C) an audited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year; provided that this requirement shall be deemed to have been satisfied if on or prior to such date the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC;
(ii)    within 45 days after the end of each of the first three quarters of each fiscal year of the Company, (A) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, (B) an unaudited, consolidated income statement of the Company and its Subsidiaries for such fiscal quarter and (C) an unaudited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal quarter; provided that this requirement shall be deemed to have been satisfied if on or prior to such date the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC; and
(iii)    reasonable access, to the extent reasonably requested by a Stockholder, to the offices and the properties of the Company and its Subsidiaries, including its and their books and records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Stockholder may reasonably request; provided that any investigation pursuant to this Section 6.15 shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries;
(b)    Notwithstanding anything to the contrary in the foregoing, the Company shall not be obligated to provide such access or materials if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable law, an applicable order or a contract or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, however, that the Company shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges), or (iv) expose the Company to risk of liability for disclosure of personal information; provided that the Company shall use reasonable best efforts to disclose such information in a manner that would not violate the foregoing.
Section 6.16    Financing Cooperation. If requested by a Stockholder or its Permitted Transferees, the Company will provide the following cooperation (in each case, all reasonable, documented out-of-pocket expenses incurred by the Company in connection with the foregoing, shall be borne by such Stockholder) in connection with the Stockholder and its Permitted Transferees obtaining any Permitted Loan: (i) entering into an issuer agreement (an “Issuer Agreement”) with each lender in customary form in connection with such transactions (which agreement may include, without limitation, agreements and obligations of the Company relating to procedures and specified time periods for effecting transfers and/or conversions upon foreclosure, agreements to not hinder or delay exercises of remedies on foreclosure, acknowledgments regarding corporate policy, if applicable, certain acknowledgments regarding securities law status of the pledge arrangements and a specified list of Industry Persons, Activist Investors and Restricted Persons) and subject to the consent of the Company (which will not be unreasonably withheld or delayed), with such changes thereto as are requested by such lender and customary for similar financings, (ii) using reasonable best efforts to (A) remove any restrictive legends on certificates representing pledged Preferred Stock or Common Stock issued upon conversion of Preferred Stock or as payment for accrued dividends on Preferred Stock and depositing any pledged Preferred Stock or Common Stock issued upon conversion of Preferred Stock or as payment for accrued dividends on Preferred Stock in book entry form on the books of The Depository Trust Company, in each case when eligible to do so (and providing any necessary indemnities to the transfer agent in connection therewith) or (B) without limiting the generality of clause (A), if such Preferred Stock is eligible for resale under Rule 144A, depositing such pledged Preferred Stock in book entry form on the books of The Depository Trust Company or other depository with customary Rule 144A restrictive legends, (iii) if so requested by such lender or counterparty, as applicable, re-registering the pledged Preferred Stock or Common Stock issued upon conversion of Preferred Stock or as payment for accrued dividends on Preferred Stock in the name of the relevant lender, counterparty, custodian or similar party to a Permitted Loan, with respect to Permitted Loans solely as securities intermediary and only to the extent the Stockholder, its Permitted Transferees (or its or their Affiliates) continue to beneficially own such pledged Preferred Stock or Common Stock issued upon conversion of Preferred Stock or as payment for accrued dividends on Preferred Stock, (iv) entering into customary triparty agreements with each lender and the Stockholder (and its Permitted Transferees and its and their Affiliates) relating to the delivery of the Preferred Stock or Common Stock issued upon conversion of Preferred Stock or as payment for accrued dividends on Preferred Stock to the relevant lender for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price including a right for such lender as a third party beneficiary of the Company’s obligations hereunder to issue the Preferred Stock or Common Stock issued upon conversion of Preferred Stock or as payment for accrued dividends on Preferred Stock upon payment of the purchase therefor in accordance with the terms of this Agreement and (v) such other cooperation and assistance as the Stockholder and its Permitted Transferees may reasonably request (which cooperation and assistance, for the avoidance of doubt, shall not include any requirements that the Company deliver information, compliance certificates or any other materials typically provided by borrowers to lenders) that will not unreasonably disrupt the operation of the Company’s business. Anything in the preceding sentence to the contrary notwithstanding, the Company’s obligation to deliver an Issuer Agreement is conditioned on the Stockholder or its Permitted Transferee certifying to the Company in writing that (A) the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, the Stockholder or its Permitted Transferee has pledged the Preferred Stock and/or the underlying shares of Common Stock as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement, (B) to the extent applicable, whether the registration rights under the Registration Rights Agreement, dated as of March 10, 2021, by and among the Company and the Stockholders, are being assigned to the lenders under that Permitted Loan, (C) the Stockholder, its Permitted Transferees and its and their controlled Affiliates acknowledge and agree that the Company will be relying on such certificate when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement and (D) the Company is not required to incur any material obligations other than as specifically set forth in the preceding sentence. The Stockholder and its Permitted Transferees acknowledge and agree that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and the Stockholder (or its Permitted Transferee) under this Agreement the Stockholder and its Permitted Transferees shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.
Section 6.17    Sponsor Provisions. Notwithstanding anything to the contrary set forth in this Agreement, none of the terms or provisions of this Agreement (including, for the avoidance of doubt, Section 3.2) shall in any way limit the activities of Cerberus Capital Management L.P. (“Sponsor”) or any of its Affiliates, other than the Cerberus Stockholder and its Permitted Transferees, in their businesses distinct from the corporate private equity business of Sponsor (the “Excluded Sponsor Parties”), so long as (i) no such Excluded Sponsor Party or any of its representatives is acting on behalf of or at the direction of Cerberus Stockholder or any of its Permitted Transferees with respect to any matter that otherwise would violate any term or provision of this Agreement and (ii) no confidential information is made available to any Excluded Sponsor Party or any of its representatives who are not involved in the corporate private equity business of Sponsor by or on behalf of Cerberus Stockholder or any of its Permitted Transferees, except with respect to any such representative who is (x) compliance personnel for compliance purposes and (y) non-compliance personnel of Sponsor who have roles that span both the corporate private equity business of Sponsor and one or more other businesses of Sponsor and are directors or officers of, or function in a similar oversight role at, such Excluded Sponsor Party, as long as confidential information is not otherwise disclosed to or used by or for the benefit of such Excluded Sponsor Party. For the avoidance of doubt, the Cerberus Stockholder may disclose confidential information to (a) its representatives to the extent necessary to obtain their services in connection with its investment in the Company (who in each case have been informed of the confidential nature of the information and who are subject to customary confidentiality and use restrictions), (b) any prospective purchaser of Preferred Stock or Common Stock or prospective financing sources in connection with the syndication and marketing of any Permitted Loan, in each case, as long as such prospective purchaser or lender, as applicable, is subject to customary confidentiality and use restrictions and (c) any Affiliate of Sponsor or any limited partner or prospective partner in an investment fund of Sponsor or its Affiliates (and their respective representatives), in each case (provided that the recipients of such confidential information are subject to customary confidentiality and use restrictions and such information is provided in connection with such Person’s ordinary course compliance, fundraising, monitoring or reporting activities or to monitor, manage and/or evaluate the Cerberus Stockholder’s investment in the Company).
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

COMSCORE, INC.

By:	/s/ Mary Margaret Curry
Name:	Mary Margaret Curry
Title:	Chief Financial Officer and Treasurer
[Signature Page to Amended and Restated Stockholders Agreement]

STOCKHOLDERS:
CHARTER COMMUNICATIONS HOLDING COMPANY, LLC By: Charter Communications, Inc., Its Manager

By:	/s/ Jeffrey B. Murphy
Name: Jeffrey B. Murphy
Title: SVP, Corporate Finance and Development

Address:	Charter Communications Holding Company, LLC 400 Washington Blvd. Stamford, Connecticut 06902
E-mail:

[Signature Page to Amended and Restated Stockholders Agreement]

LIBERTY BROADBAND CORPORATION

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President

Address:	Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, CO 80112

Email:

[Signature Page to Amended and Restated Stockholders Agreement]

PINE INVESTOR, LLC

By:	/s/ Jacob B. Hansen
Name: Jacob B. Hansen
Title: Managing Director

Address:	Cerberus Capital Management, L.P.
875 Third Avenue
New York, NY 10022

Email:
[Signature Page to Amended and Restated Stockholders Agreement]

SCHEDULE 1
INDUSTRY PERSONS
[Intentionally Omitted]

[Schedule 1 to Amended and Restated Stockholders Agreement]

SCHEDULE 2
RESTRICTED PERSONS
[Intentionally Omitted]

[Schedule 2 to Amended and Restated Stockholders Agreement]

EXHIBIT A
Form of Observer Confidentiality Agreement
[Intentionally Omitted]
[Exhibit A to Amended and Restated Stockholders Agreement]